Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRISTOL-MYERS SQUIBB COMPANY,

ZEUS ACQUISITION CORPORATION

AND

ZYMOGENETICS, INC.

Dated as of September 7, 2010

Section 10.11	Mutual Drafting	91

Section 10.12	Headings	91

Section 10.13	Counterparts	91

Section 10.14	Delivery by Facsimile or Email	91

Annex A – Conditions to the Offer

EXHIBIT A.1	–	Form of Articles of Merger for Long-Form Merger
EXHIBIT A.2	–	Form of Articles of Merger for Short-Form Merger
EXHIBIT B.1	–	Form of Plan of Merger for Long-Form Merger
EXHIBIT B.2	–	Form of Plan of Merger for Short-Form Merger
EXHIBIT C	–	Form of Articles of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this “Agreement”), dated as of September 7, 2010, by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Zeus Acquisition Corporation, a Washington corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ZymoGenetics, Inc., a Washington corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, it is proposed that Merger Sub commence a tender offer pursuant to this Agreement and subject to the terms and conditions hereof (the “Offer”) to acquire all of the outstanding shares of voting common stock, without par value, of the Company (“Company Common Stock”), at a price of Nine Dollars and Seventy-Five Cents ($9.75) per share of Company Common Stock, net to the holder thereof in cash (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms hereof, the “Offer Price”);

WHEREAS, it is further proposed that following the consummation of the Offer, either (i) Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Long-Form Merger”) or (ii) in the event that Parent makes the Short-Form Election pursuant to Section 7.3, the Company will merge with and into Merger Sub, with Merger Sub as the surviving corporation in the merger (the “Short-Form Merger,” and either the Long-Form Merger or the Short-Form Merger, as applicable, the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of their respective shareholders for Parent to acquire the Company and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, is fair to, and in the best interests of, the Company and the shareholders of the Company, (ii) has unanimously authorized and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, and (iii) has unanimously resolved to recommend that the holders of Company Common Stock (collectively, the “Company Shareholders”) accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the Washington Business Corporation Act (the “WBCA”), approve this Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Company Shareholders have delivered to Parent and Merger Sub support agreements (the “Support Agreements”), dated as of the date hereof, providing that such

Company Shareholders have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement on terms that are no less restrictive to the Company’s counterparty than those set forth in the Confidentiality Agreement, which, for the avoidance of doubt, shall contain a customary standstill agreement that is no less favorable to the Company than Section 8 of the Confidentiality Agreement (and neither the Offer nor the Merger shall in and of itself cause such standstill agreement to be waived by the Company or otherwise not in effect); provided that any such standstill agreement may permit the making of a bona fide non-public Acquisition Proposal directly to the Company Board even if the making of such Acquisition Proposal would require, or would be reasonably expected to require, public disclosure of such Acquisition Proposal by the Company.

(b) “Acquisition Proposal” shall mean any proposal or offer from any Third Party relating to (i) the acquisition of fifteen percent (15%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company, (iii) any sale of assets, license (other than any non-exclusive license entered into in the ordinary course of business), joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any Third Party acquiring or licensing assets (including Equity Interests of any Subsidiary or Affiliate of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets (in the case of assets, determined by reference to book value or fair market value) of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding Equity Interests in the Company (by vote or by value) or (v) any combination of the foregoing.

(c) “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interests or as trustee or executor, by Contract or otherwise.

(d) “Antitrust Laws” shall mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

(e) “Biologics License Application” (“BLA”) shall mean an application submitted pursuant to PHSA §351 and described in 21 C.F.R. § 601.2, and amendments and supplements thereto.

(f) “Blue Sky Laws” shall mean state securities or “blue sky” Laws.

(g) “Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

(h) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(i) “Company Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company, including any amendments thereto, in each case as in effect as of the date of this Agreement.

(j) “Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, effective as of November 15, 2007, as amended through the date of this Agreement.

(k) “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section, other than, in each case, any matters required to be disclosed for purposes of Section 5.2 (Capitalization) and Section 5.9 (Absence of Certain Changes or Events) of this Agreement which matters shall be specifically disclosed in Section 5.2 and Section 5.9 of the Company Disclosure Schedule, respectively).

(l) “Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence (each an “Event”) that, individually or taken together with other Events, (x) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (y) except when referred to in clause (g) of Annex A, Section 5.9(b) or Section 9.2(b), would prevent or materially delay consummation of the transactions contemplated hereby (including the Offer or the Merger) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided that, for purposes of clause (x), the following Events shall not constitute, either individually or in combination, a “Company Material Adverse Effect,” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) Events affecting the economy or financial or capital markets in the United States or elsewhere in the world generally; (ii) changes in GAAP or in Law, or any interpretation thereof after the date hereof; (iii) Events to the extent resulting from acts of God, calamities, terrorism, national political or social conditions including the engagement by any country in hostilities, or the escalation or worsening thereof; (iv) Events affecting the principal industry in which the Company or the Company Subsidiaries conduct their businesses; (v) any failure, in and of itself, by the Company to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date hereof; (vi) any change, in and of itself, in the trading price or trading volume of Company Common Stock on the Nasdaq; (vii) any Events (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement (provided that the exceptions in this clause (vii) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement) or directly resulting from actions taken by the Company that are required by the terms of this Agreement; (viii) Events relating to any Products of the Company or any Company Subsidiary that are being co-developed, co-promoted or co-marketed with Parent or any of Parent’s Affiliates, including Product candidates and Products in development; or (ix) Events specified on Section 1.1(l) of the Company Disclosure Schedule; provided, however, that Events set forth in clauses (i), (ii), (iii) and (iv) above may constitute, either individually or in combination, a “Company Material Adverse Effect” and may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent, that such Events have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industry in which the Company or the Company Subsidiaries conduct their businesses; provided, further, that the underlying causes of any Events set forth in clauses (v) and (vi) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may constitute, either individually or in combination, a “Company Material Adverse Effect” and may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

(m) “Company Option” shall mean any option to acquire Company Common Stock issued or granted pursuant to any Company Stock Plan.

(n) “Company Partner” shall mean any Third Party which pursuant to a Contract with the Company or any of the Company Subsidiaries co-develops,

co-promotes, co-markets or otherwise has an exclusive license to develop, manufacture, distribute, market, commercialize or sell any material Partner Product of the Company or any Company Subsidiary.

(o) “Company Restricted Stock Unit” shall mean an award issued pursuant to any Company Stock Plan to deliver shares of Company Common Stock upon the achievement of specified vesting criteria.

(p) “Company Stock Plans” shall mean all employee and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts (which for the avoidance of doubt, does not include the Company Warrants) that provide for any Company Option, Company Restricted Stock Unit, or any other right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, or any other award of any kind consisting of shares of Company Common Stock (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents). Each Company Stock Plan is set forth on Section 5.11(a) of the Company Disclosure Schedule.

(q) “Company Termination Fee” shall mean an amount in cash or immediately available funds equal to $28,700,000.

(r) “Company Warrant” shall mean the warrants to purchase an aggregate of 1,500,000 shares of Company Common Stock issued to Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. in connection with the Facility Agreement.

(s) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of June 30, 2010, between the Company and Parent, as such agreement may be amended from time to time.

(t) “Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time.

(u) “Contract” shall mean with respect to a Person any oral or written note, bond, mortgage, indenture, Lease, sublease, license, sublicense, purchase order, contract, agreement, arrangement or other understanding or obligation that is legally binding on such Person.

(v) “Covered Products” shall mean the products, product candidates or compounds of the Company and the Company Subsidiaries set forth on Section 1.1(v) of the Company Disclosure Schedule (each, a “Covered Product”).

(w) “Covered Securityholders” shall mean holders of Company Common Stock and other Equity Interests of the Company.

(x) “Environmental Law” shall mean any Law relating to public health and safety, worker health and safety, pollution, contamination or cleanup, protection or restoration of the environment or natural resources, or the Release of any materials into the environment, including those related to Hazardous Materials or air emissions or wastewater discharges.

(y) “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

(z) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Facility Agreement” shall mean the Facility Agreement dated June 26, 2008 among the Company, Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P., as amended by Amendment No. 1, dated October 22, 2008, and Amendment No. 2, dated December 31, 2009.

(bb) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(cc) “Good Clinical Practices” shall mean, with respect to the Company, statutory and regulatory requirements for clinical trials, including all applicable requirements relating to protection of human subjects, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56 and 312), as amended from time to time, and all applicable requirements relating to protection of human subjects as are required by Governmental Entities in any other countries in which the Covered Products of the Company or any Company Subsidiary are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(dd) “Good Laboratory Practices” shall mean, with respect to the Company, requirements for conduct of non-clinical studies set forth in 21 C.F.R. Part 58 and like requirements of other Governmental Entities in any other countries in which such studies are conducted by or for the Company or any Company Subsidiary, to the extent such standards are not less stringent than in the United States.

(ee) “Good Manufacturing Practices” shall mean, with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Covered Products of the Company or any Company Subsidiary are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(ff) “Governmental Entity” shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth,

province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case of competent jurisdiction, and, other than for purposes of Article VIII and Annex A, any national or international stock exchange.

(gg) “Hazardous Materials” shall mean any (i) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated animal or medical waste, (ii) petroleum products, derivatives or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde foam insulation, toxic mold or fungi or polychlorinated biphenyls and (iii) other chemicals, substances, waste or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Environmental Law or for which liability or standards of conduct may be imposed pursuant to any applicable Environmental Law.

(hh) “Health Authorities” shall mean the Governmental Entities which administer Health Laws including the FDA, the European Medicines Agency and other equivalent agencies.

(ii) “Health Laws” shall mean any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act, as amended, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents.

(jj) “HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(kk) “Immaterial Breach” shall mean a breach of Section 7.5 that is not material by a Person (i) who is not a director or employee of the Company or any Company Subsidiary, (ii) who has a title below partner, managing director or vice president (or comparable equivalent), and (iii) who was not, directly or indirectly, directed or authorized by the Company or a Representative of the Company to engage in the conduct which resulted in the breach, and which breach the Company immediately seeks to cease and, to the fullest extent possible, remedy upon becoming aware thereof.

(ll) “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, all patents, patent applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) all copyrights and other works of authorship, including all rights in content and database rights, moral rights and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets, confidential business information, know-how, research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), proprietary data in INDs, NDAs or BLAs and other proprietary information (including technologies, systems, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, specifications, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all software (including source code, executable code, systems, networks tools, data, databases, firmware and related documentation); (vi) all other proprietary and intellectual property rights; and (vii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(mm) “Intervening Event” shall mean any material event or development or material change in circumstances with respect to the Company that (i) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the Chief Executive Officer or Chief Financial Officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any Events relating to Parent, (C) clearance of the Offer and the Merger under the HSR Act, or (D) Events specified on Section 1.1(mm) of the Company Disclosure Schedule.

(nn) “Investigational New Drug Application” (“IND”) shall mean an application submitted pursuant to FDCA 505(i) and described in 21 CFR §312.23, and amendments and supplements thereto.

(oo) “Investors’ Rights Agreement” shall mean the Investors’ Rights Agreement by and among the Company, Novo Nordisk Pharmaceuticals, Inc. and the persons listed on Schedule A thereto, effective as of November 10, 2000.

(pp) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Schedule 1.1(pp)(i) of the Company Disclosure Schedule after reasonable inquiry, including inquiry of employees of the Company and the Company Subsidiaries who would reasonably be expected to have knowledge with respect to the applicable matter, and (ii) in the case of Parent, the actual knowledge of the Persons listed on Schedule 1.1(pp)(ii) of the Company Disclosure Schedule after reasonable inquiry, including inquiry of employees of Parent who would reasonably be expected to have knowledge with respect to the applicable matter.

(qq) “Law” shall mean any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, code, requirement, ordinance, edict, decree, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(rr) “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

(ss) “Leases” shall mean all binding leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(tt) “Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

(uu) “Nasdaq” shall mean The Nasdaq Stock Market.

(vv) “New Drug Application” (“NDA”) shall mean an application submitted pursuant to FDCA Section 505(b) and described in 21 C.F.R §310.50, and amendments and supplements thereto.

(ww) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(xx) “Partner Products” shall mean the products, product candidates or compounds set forth on Section 1.1(xx) of the Company Disclosure Schedule (each, a “Partner Product”).

(yy) “Permit” shall mean any permit, license, franchise, registration, qualification, right, variance, certificate, or certification of any Governmental Entity, other than Regulatory Authorizations.

(zz) “Permitted Encumbrances” shall mean: (i) Liens for Taxes not yet due and payable, (ii) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable or are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not materially impair the use of such real property in the operation of the business conducted thereon, (v) Liens arising in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby, and (vi) landlord’s and other similar statutory Liens.

(aaa) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(bbb) “Products”, with respect to any Person, shall mean biological, pharmaceutical and drug candidates, compounds or products being researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, commercialized or sold by such Person, including, with respect to the Company or any Company Subsidiary, the Covered Products.

(ccc) “Regulatory Authorizations” shall mean any approvals, clearances, authorizations, registrations, certifications and licenses granted by any Health Authority, including of any INDs, NDAs and BLAs.

(ddd) “Release” shall mean any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(eee) “Representatives” shall mean, with respect to any Person, such Person’s controlled Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives acting on its behalf.

(fff) “Required Antitrust Approvals” shall mean any required filing, consent, approval or action required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filing, consent, approval or action pursuant to (i) the HSR Act and (ii) any other Antitrust Law in order to consummate the transactions contemplated by this Agreement.

(ggg) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(hhh) “SEC” shall mean the United States Securities and Exchange Commission.

(iii) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jjj) “Shareholders’ Agreement” shall mean the Shareholders’ Agreement by and among the Company, Novo Nordisk A/S, Novo Nordisk Pharmaceuticals, Inc. and the investors listed on Schedule A thereto, effective as of November 10, 2000, and as amended on February 4, 2002.

(kkk) “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(lll) “Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of Section 7.5 other than an Immaterial Breach, and not relating principally to the licensing of one or more Covered Products, which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement and the comparative likelihood of consummation of such Acquisition Proposal, would result in a transaction that is more favorable to the Company Shareholders from a financial point of view than the transactions provided for in this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

(mmm) “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(nnn) “Tax” or “Taxes” shall mean (i) any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat or unclaimed property, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (ii) any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and including any liability under Law for Taxes of another Person as a successor, as a transferee or otherwise.

(ooo) “Third Party” shall mean any Person or “group” (as defined under Section 13(d) of the Exchange Act) other than the Company, the Company Subsidiaries,

Parent, the Subsidiaries of Parent and the respective controlled Affiliates of the foregoing.

(ppp) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 5.15
Acceptance Time	Section 2.4(a)
Acquisition Proposal Termination Fee	Section 9.4(b)(iii)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.5(c)(ii)
Articles of Merger	Section 3.3
Board Appointment Date	Section 2.4(a)
Certificates	Section 4.2(b)
Closing	Section 3.2
Closing Date	Section 3.2
Company	Preamble
Company Adverse Recommendation Change	Section 7.5(c)(i)
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)(iii)
Company Common Stock	Recitals
Company Disclosure Documents	Section 5.10(a)
Company Financial Advisor	Section 5.3(c)
Company Financial Statements	Section 5.7(b)
Company Intellectual Property	Section 5.17(b)
Company Material Contract	Section 5.13(a)
Company Non-Voting Common Stock	Section 5.2(a)
Company Plan(s)	Section 5.11(a)
Company Preferred Stock	Section 5.2(a)
Company Representatives	Section 7.4(a)
Company Retention and Severance Plan	Section 7.17(b)(ii)
Company SEC Filings	Section 5.7(a)
Company Shareholders	Recitals
Company Shareholders’ Meeting	Section 7.2(a)
Company Shareholder Approval	Section 5.3(b)
Company Subsidiary	Section 5.1
Company Systems	Section 5.17(f)
Compensation Committee	Section 5.24
Continuing Directors	Section 2.4(a)
D&O Insurance Policies	Section 7.12(c)
Determination Notice	Section 7.5(d)
Dissenting Shares	Section 4.3
Dissenting Shareholder	Section 4.3
Effective Time	Section 3.3

EMEA	Section 5.6(a)
Employment Compensation Arrangement	Section 5.24
End Date	Section 9.1(b)
Enforceability Exception	Section 5.13(b)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(a)
Event	Section 1.1(l)
Exchange Fund	Section 4.2(a)
FDA	Section 5.6(e)
Follow-On Period	Section 9.4(b)(iii)
Indemnified Parties	Section 7.12(a)
Independent Directors	Section 2.4(b)
Intervening Event Change of Recommendation	Section 7.5(d)(ii)
Intervening Event Termination Fee	Section 9.4(b)(iv)
Investments	Section 5.2(e)
IRS	Section 5.11(b)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
Minimum Condition	Section 2.1(b)
Notice Period	Section 7.5(d)
Offer	Recitals
Offer Documents	Section 2.1(g)
Offer Price	Recitals
Offer to Purchase	Section 2.1(g)
Parent	Preamble
Parent Insiders	Section 2.4(a)
Parent Representatives	Section 7.4(a)
Party	Preamble
Paying Agent	Section 4.2(a)
Plan of Merger	Section 3.3
Proxy Statement	Section 7.2(b)
Recent SEC Reports	Article V
Schedule TO	Section 2.1(g)
Schedule 14D-9	Section 2.3(b)
Short-Form Election	Section 7.3
Short-Form Threshold	Section 7.3
Social Security Act	Section 5.6(b)
Specified Contracts	Section 5.14
Support Agreements	Recitals
Surviving Corporation	Section 3.1
Tail Period	Section 7.12(c)
Takeover Provisions	Section 5.22(a)
Top-Up Option	Section 2.2(a)
Transaction Litigation	Section 7.8
Transition Committee	Section 7.1(c)

Transferred Employee	Section 7.17(a)(ii)
Transitioned Employees	Section 7.17(a)(ii)
WARN Act	Section 5.12
WBCA	Recitals

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(i) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(ii) references to any Person include references to such Person’s successors and permitted assigns;

(iii) words importing the singular include the plural and vice versa;

(iv) words importing one gender include the other gender;

(v) references to the word “including” do not imply any limitation;

(vi) references to months are to calendar months;

(vii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(viii) references to “$” or “dollars” refer to U.S. dollars; and

(ix) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 9.1 or Section 9.2 hereof, as promptly as practicable after the date hereof (but in no event more than seven (7) Business Days thereafter) Merger Sub shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable) and in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws.

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered) in the Offer and not withdrawn shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and any of its Subsidiaries, including Merger Sub (if any), is equal to or greater than 48,282,192 shares of Company Common Stock, plus fifty percent (50%) of any Equity Interests of the Company granted or issued after August 31, 2010 (other than pursuant to the exercise of Company Options, Company Restricted Stock Units or the Company Warrant, in each case existing on August 31, 2010 on the terms in effect on such date) (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company, in each case on the terms and subject to the conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, neither Parent nor Merger Sub may take any action or make any change to the terms or conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) extends the Offer other than in a manner pursuant to, and in accordance with, Section 2.1(d) or (F) amends or waives the Minimum Condition or amends any of the terms of the Offer in any manner adverse to the Company Shareholders, except for any amendment required to be made to be in compliance with any rule, regulation, interpretation or position of the SEC or its Staff which amendment is not adverse in any material respect to the Company Shareholders.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).

(ii) Notwithstanding anything to the contrary in the foregoing clause (i) of this Section 2.1(d) or elsewhere in this Agreement:

(A) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth in paragraphs (b), (c) or (h) of Annex A hereto shall have occurred and be continuing as of any then scheduled expiration date of the Offer (and shall not have been waived by Parent and Merger Sub in accordance with the terms hereof), and provided that it is reasonably expected that such condition or conditions shall cease to exist prior to the End Date, Merger Sub shall extend the Offer for successive extension periods of up to twenty (20) Business Days each, the length of each such period to be determined by Merger Sub in its sole discretion; and

(C) in the event that at the initial expiration date or as of any other scheduled expiration date of the Offer, all of the conditions set forth on Annex A have not occurred (or have not been waived by Merger Sub), except for any of the conditions set forth in paragraphs (a), (d), (e), (f) or (g) of Annex A, Merger Sub shall extend the Offer and its expiration date beyond the initial expiration date or such subsequent expiration date for one or two additional periods (the length of each such period to be not less than five (5) Business Days) not to exceed an aggregate of ten (10) Business Days, to permit such conditions to cease to exist.

(iii) Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 2.1(d) or elsewhere in this Agreement, in no event shall Merger Sub be required to extend the Offer beyond the End Date.

(iv) Nothing in this Section 2.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1 or Section 9.2 hereof. Merger Sub shall not terminate the Offer prior to the End Date without the prior written consent of the Company, except in the event that this Agreement has been terminated by Parent or the Company in accordance with Section 9.1 or Section 9.2 hereof.

(v) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more consecutive extensions thereof) in accordance with Section 2.1(f) hereof.

(vi) In the event that the Offer is terminated or withdrawn in accordance with the terms of this Agreement, and Merger Sub has not accepted for payment the shares of Company Common Stock tendered in the Offer, Merger Sub shall promptly return all shares of Company Common Stock deposited by or on behalf of Company Shareholders in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(e) Payment for Tendered Company Common Stock. On the terms set forth in this Agreement and subject to the conditions set forth in Annex A, Merger Sub shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d) hereof) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) hereof shall be paid net to the holder thereof in cash or immediately available funds, subject to reduction for any Taxes withheld pursuant to Section 4.6. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer, and shall cause Merger Sub to fulfill all of its obligations under this Agreement.

(f) Subsequent Offering Period. Merger Sub may, and the Offer Documents shall reserve the right of Merger Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer. On the terms and subject to the conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period promptly after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer

Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”), and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Shareholders as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents. Parent and Merger Sub shall use reasonable best efforts to cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Shareholders, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall provide the Company and its counsel reasonable opportunity to review and comment on the Schedule TO and the Offer Documents and any amendments thereto, in any case prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments (and summaries of all oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to provide comments with respect to any response to any such comments of the SEC or its staff (which comments shall be given reasonable and good faith consideration) and an opportunity to participate in any discussions with the SEC or its staff concerning such comments to the extent reasonable and appropriate.

Section 2.2 Top-Up Option.

(a) The Company grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 2.2, to purchase from the Company up to the number of newly-issued shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the sum of (x) the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Company Options, the Company Warrant and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under the Company Articles of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Merger Sub only once at any time following the Acceptance Time and prior to the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Section 9.2 hereof; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short-Form Threshold shall be reached. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by Parent and Merger Sub, jointly and severally, executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price, or any combination of the foregoing. Any such promissory note shall be on terms as provided by Parent and Merger Sub, which terms shall include the following: (i) the principal amount and accrued interest under the promissory note shall be payable upon the demand of the Company, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of three percent (3.0%), (iii) the promissory note may be prepaid in whole or in part at any time and from time to time, without premium or penalty or prior notice and (iv) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Parent or Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (y) Parent or Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.

(c) In the event Parent or Merger Sub exercises the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Merger Sub is to take place. At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Merger Sub a certificate representing such shares (or, if the Company does not then issue shares of Company Common Stock in certificated form, the applicable number of shares of Company Common Stock in non-certificated book-entry form).

Section 2.3 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the execution hereof, the Company Board has, on the terms and subject to the conditions set forth herein:

(i) unanimously resolved that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company Shareholders;

(ii) unanimously authorized and adopted this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the requirements of the WBCA, and such approval constitutes approval of this Agreement, the Support Agreements and the transactions contemplated hereby, including the Offer and the Merger, for purposes of Section 23B.19.040 of the WBCA; and

(iii) unanimously recommended that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the WBCA, approve this Agreement and the Plan of Merger (the “Company Board Recommendation”); provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in compliance (but only in compliance) with the terms of Section 7.5(d) hereof.

The Company hereby consents to the inclusion of the foregoing determinations and approvals and such recommendation in the Offer Documents.

(b) Schedule 14D-9. As promptly as practicable on or after the date of commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), but in no event later than seven (7) Business Days after such commencement (provided that Parent shall have provided the Company with the information set forth in Section 2.4(c) at least two (2) Business Days in advance of such time), the Company shall (i) file with the SEC and any other applicable Governmental Entity a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be disseminated to the Company Shareholders as and to the extent required by the Exchange Act. To the extent reasonably practicable, the Schedule 14D-9 shall be filed with the SEC and any other applicable Governmental Entity concurrently with the filing by Parent and Merger Sub of the Schedule TO and shall be disseminated to the Company Shareholders with the Offer Documents (and the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents). Subject to the provisions of Section 7.5(d) hereof, the Schedule 14D-9 shall include a description of the determinations and approvals and recommendations of the Company Board set forth in Section 2.3(a) hereof, including the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company upon request all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and any other applicable Governmental Entity and disseminated to the Company Shareholders, in each case as and to the extent required by applicable securities Laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto required to be filed with the SEC pursuant to Rule 14D-9 promulgated under the Exchange Act, in any case prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub or their counsel. The Company shall provide to Parent, Merger Sub and their counsel any and all written comments (and summaries of all oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and an opportunity to participate in any discussions with the SEC or its staff concerning such comments to the extent reasonable and appropriate. Notwithstanding the foregoing and subject to compliance with the terms of Section 7.5, in connection with any disclosure regarding a Company Adverse Recommendation Change relating to a Superior Proposal or an Acquisition Proposal, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) or permit Parent or Merger Sub to participate in any discussions with the SEC regarding the Schedule 14D-9, or any amendment or supplement thereto, or any comments thereon, solely with respect to such disclosure.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent, at Parent’s cost and expense, with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Shareholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of shareholders, mailing labels, listings or files of securities positions). Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (and shall cause their respective Representatives to):

(i) hold in confidence the information contained in any such lists of shareholders, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the Confidentiality Agreement;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Section 9.1 or Section 9.2 hereof and/or (B) the Offer shall terminate without any shares of Company Common Stock having been accepted, deliver (and shall use their respective reasonable efforts to cause their Representatives to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or under their control.

Section 2.4 Company Board and Company Board Committees.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock tendered pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)) and from time to time thereafter up to the Effective Time, subject to payment for such shares of Company Common Stock and subject to Section 2.4(b), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4(a)) and (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock purchased pursuant to the Offer and, if the Top-Up Option is exercised, the shares of Company Common Stock purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding shares of Company Common Stock. Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”). From time to time after the Acceptance Time, subject to payment for such shares of Company Common Stock and subject to Section 2.4(b), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws, including the rules of the Nasdaq. Solely for the purposes of this Section 2.4, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointment by Parent shall be referred to as “Continuing

Directors.” Except with respect to two (2) Continuing Directors, the Company has obtained irrevocable resignations of each director on the Company Board, which resignations are each contingent solely upon the occurrence of the Acceptance Time, payment (which, for purposes of this Agreement, shall be satisfied by receipt by the depositary for the Offer of funds from Parent or Merger Sub) for all of the shares of Company Common Stock tendered and not withdrawn pursuant to the Offer and the Company’s acceptance of such resignation. The Company has made available to Parent complete and correct copies of such resignations. Upon the consummation of the Offer, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 2.4(a), subject to Section 2.4(b). Prior to the Effective Time, the Company Board shall have at least two (2) Continuing Directors. If the number of directors who are Continuing Directors is reduced below two (2) prior to the Effective Time, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero (0), then the other directors on the Company Board shall designate and appoint to the Company Board two (2) directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.

(b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), and without limiting Section 2.4(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, subject to payment by Merger Sub for shares of Company Common Stock tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the Nasdaq rules (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws, to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4. Parent shall, reasonably promptly after the date hereof, provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 2.4 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Company Common Stock.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) hereof, the prior approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall only be one (1) Continuing Director then in office) shall be required in order to, prior to the Effective Time, (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend or otherwise modify in any material respect the Company Articles of Incorporation or Company Bylaws, (v) authorize or execute any material Contract, or any material amendment or material modification of any Contract, between the Company or any Company Subsidiary, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or the termination of any such material Contract then in effect by the Company or any such Company Subsidiary or (vi) make any other determination or give any approval or authorization that is required to be taken or given by the Company Board with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger. Following the election or appointment of Parent’s designees pursuant to Section 2.4(a) and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one (1) Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, (i) in the event of a Long-Form Merger, Merger Sub shall be merged with and into the Company at the Effective Time or (ii) in the event of a Short-Form Merger, the Company shall be merged with and into Merger Sub at the Effective

Time. As a result of the Merger, (i) in the event of a Long-Form Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger or (ii) in the event of a Short-Form Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the surviving corporation of the Long-Form Merger or the Short-Form Merger, as applicable, the “Surviving Corporation”).

Section 3.2 Closing. Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, no later than the second (2nd) Business Day following the satisfaction of the conditions set forth in Article VIII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing but subject to the satisfaction thereof at Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause articles of merger substantially in the form attached as Exhibit A.1, with respect to a Long-Form Merger, or substantially in the form attached as Exhibit A.2, with respect to a Short-Form Merger (as applicable, the “Articles of Merger”) and a plan of merger substantially in the form attached as Exhibit B.1, with respect to a Long-Form Merger, or substantially in the form attached as Exhibit B.2, with respect to a Short-Form Merger (as applicable, the “Plan of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Washington, together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the relevant provisions of the WBCA. The Merger shall become effective upon such filing or at such time thereafter as shall be agreed upon by the Parties in writing and set forth in the Articles of Merger (the “Effective Time”).

Section 3.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the WBCA, including Section 23B.11.060 of the WBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall, subject to Section 7.12 hereof, be amended and restated in its entirety to read identically to the form attached as Exhibit C hereto, and as so amended such amended and restated articles of incorporation shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the WBCA and such articles of incorporation.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “ZymoGenetics, Inc.,” and to contain such provisions as are necessary to give full effect to Section 7.12, and as so amended such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the WBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 3.6 Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The Parties shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective equityholders, the following shall occur:

(a) Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 4.1(b), and (ii) Dissenting Shares) shall be converted, subject to Section 4.1(d), into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent or Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall (i) in the event of a Long-Form Merger, be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation or (ii) in the event of a Short-Form Merger, remain outstanding as a validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(d) Change in Shares. Without duplication of any adjustment made pursuant to Section 2.1(c), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 4.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash, the “Exchange Fund”) pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, and Parent shall cause the Paying Agent to, deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 4.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. In the event that the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration payable in connection with the Merger, Parent shall promptly deposit or cause to be deposited additional funds in the amount of such insufficiency. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates,” it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall include customary provisions with respect to delivery of an “agent’s message” with respect to shares of Company Common Stock held in book-entry form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid an amount for the shares represented thereby in accordance with the provisions of Chapter 23B.13 of the WBCA as contemplated by Section 4.3.

(c) Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

(e) No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will, and Parent shall cause the Paying Agent to, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest thereon.

(g) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 4.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder (each, a “Dissenting Shareholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13 of the WBCA (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 4.3) and shall entitle such Dissenting Shareholder only to payment for such Dissenting Shares in accordance with Chapter 23B.13 of the WBCA, unless and until such Dissenting Shareholder withdraws (in accordance with the WBCA) or effectively loses the right to dissent. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the WBCA) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 4.1. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Shareholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to any exercise by any Company Shareholder of dissenter’s rights. Notwithstanding the generality of the foregoing, if no vote of the holders of any class or series of the Company’s Equity Interests is necessary to approve this Agreement or the merger contemplated hereby in accordance with Section 23B.11.040 of the WBCA, the Parties hereby agree that any Company Shareholder that is entitled to dissenter’s rights under Chapter 23B.13 of the WBCA may assert dissenter’s rights in accordance with the provisions of Chapter 23B.13 of the WBCA. For the avoidance of doubt, it is acknowledged and agreed that, for all purposes under Chapter 23B.13 of the WBCA and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined without regard to the Top-Up Option, the shares of Company Common Stock issued pursuant to the Top-Up Option or any promissory note delivered by Parent or Merger Sub to the Company in payment for the shares of Company Common Stock issued pursuant to the Top-Up Option.

Section 4.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article IV) and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except to receive the Merger Consideration therefor and as otherwise provided herein or by Law.

Section 4.5 Company Options, Company Restricted Stock, Company Warrant and Company Stock Plans.

(a) Waivers. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, if any, in form and substance reasonably satisfactory to Parent, from holders of Company Options and Company Restricted Stock Units and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by Section 4.5(b) or (c). As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by Section 4.5(b) and (c).

(b) Company Options. At the Effective Time, each Company Option, whether vested or unvested, shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of any such cancelled Company Option as soon as practicable following the Effective Time a cash amount equal to the product of (i) the excess, if any, of the per share Merger Consideration over the exercise price per share of such Company Option, and (ii) the number of shares of Company Common Stock covered by such Company Option, subject to withholding of applicable income and employment withholding Taxes; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled or expire without any cash payment being made in respect thereof. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Option informing such holder of the effect of the Merger on the Company Options.

(c) Company Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit, whether vested or unvested, shall be canceled, with the holder of such Company Restricted Stock Unit becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the per share Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time, subject to withholding of applicable income, employment or other Taxes.

(d) Company Warrant. Within three (3) Business Day of the date hereof, the Company shall deliver to the holders of the Company Warrant the notice required by the Company Warrant, which notice shall indicate that the Company Warrant shall not be assumed by Parent and the cash redemption amount with respect to the Company Warrant.

(e) Company Stock Plans. Prior to the Acceptance Time, the Company shall terminate all Company Stock Plans, effective not later than the Effective Time.

Section 4.6 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, or any provision of state, local or non-United States Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Filings filed or furnished by the Company with the SEC (other than any disclosures contained or referenced therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information, factors or risks that are predictive, cautionary or forward-looking in nature that are contained or referenced therein), in each case on or after December 31, 2009 and prior to the date hereof (excluding any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K) (the “Recent SEC Reports”) (it being understood that any information disclosed in any Recent SEC Report shall qualify a specific representation and warranty contained in this Article V only to the extent that it is reasonably apparent that such information would be expected to qualify such representation or warranty, and provided that the representations and warranties set forth in Sections 5.2(a), 5.2(b) and 5.2(c) shall not be qualified by any information disclosed in the Recent SEC Reports) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly organized and validly existing under the Laws of the State of Washington. Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 5.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or

Persons in each Company Subsidiary. Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the articles of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, 30,000,000 shares of non-voting common stock, without par value (“Company Non-Voting Common Stock”) and 30,000,000 shares of preferred stock, without par value (“Company Preferred Stock”). As of August 31, 2010, there were (i) 86,584,072 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in the treasury of the Company, (iii) 11,447,400 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (iv) 1,500,000 shares of Company Common Stock issuable upon exercise of the Company Warrant, (v) 99,516 shares of Company Common Stock subject to Company Restricted Stock Units, (vi) no shares of Company Common Stock owned by any Company Subsidiary, (vii) no shares of Company Non-Voting Common Stock issued and outstanding and (viii) no shares of Company Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock issuable upon exercise or settlement of Company Options and Company Restricted Stock Units have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.

(b) Except as set forth in Section 5.2(a) and for the Top-Up Option, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests in the Company. Section 5.2(b) of the Company Disclosure Schedule contains a complete and correct list of (i) the exercise prices and vesting schedules for outstanding Company Options and (ii) vesting schedules for outstanding Company Restricted Stock Units.

(c) Except as set forth in Section 5.2(a) and for the Top-Up Option, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of, or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Except as set forth in Section 5.2(c) of the Company Disclosure Schedule, since August 31, 2010 through the date hereof, the Company has not issued any Equity Interests in the Company, except for issuances pursuant to exercise or settlement of Company Options and Company Restricted Stock Units, in each case outstanding as of the close of business on August 31, 2010, and only in accordance with the terms of such Company Options and Company Restricted Stock Units as in effect on such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Shareholders may vote.

(d) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is (to the extent such concept is applicable) duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Section 5.2(d) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(e) Section 5.2(e) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens other than Permitted Encumbrances. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any Equity Interest in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(f) Neither the Company nor any of the Company Subsidiaries has entered into any Contract requiring it to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such Contract entered into in the ordinary course of business consistent with past practice with respect to wholly owned Subsidiaries of the Company. Other than the Shareholders’ Agreement and Investors’ Rights Agreement, there are no shareholder agreements, voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto. The Company has entered into an irrevocable agreement with the requisite number of Company Shareholders to terminate the Shareholders’ Agreement and the Investors’

Rights Agreement, which termination is conditioned solely upon the closing of the Offer, including payment (which shall be satisfied by receipt by the depositary for the Offer of funds from Parent or Merger Sub) for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, and the Company has made available to Parent a complete and correct copy of such agreement to terminate the Shareholders’ Agreement and the Investors’ Rights Agreement.

Section 5.3 Corporate Authority and Approval.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary Company Shareholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing of appropriate merger documents as required by the WBCA and any necessary Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exception.

(b) In the event of a Long-Form Merger, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.9, the affirmative vote of holders of a majority of shares of Company Common Stock outstanding on the record date of the Company Shareholders’ Meeting, voting together as a single group (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of the Company’s Equity Interests necessary to approve this Agreement. In the event of a Short-Form Merger, if the holdings of Company Common Stock by Merger Sub meet the ownership threshold required by Section 23B.11.040 of the WBCA, and Merger Sub otherwise complies with the requirements of Section 23B.11.040 of the WBCA, no vote of the holders of any class or series of the Company’s Equity Interests is necessary to approve this Agreement in accordance with Section 23B.11.040 of the WBCA.

(c) On or prior to the date of this Agreement, the Company Board has received from Goldman, Sachs & Co. (the “Company Financial Advisor”) its opinion, subject to the limitations, qualifications and assumptions set forth therein, that the $9.75 in cash per share to be paid to the holders of Company Common Stock (other than Parent and Merger Sub) pursuant to this Agreement is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company will furnish a complete and correct copy of such opinion to Parent promptly after receipt thereof by the Company for informational purposes only; provided, however, that neither Parent nor Merger Sub may rely upon such opinion.

(d) The Company has been advised by each of its directors and executive officers who are holders of shares of Company Common Stock that, as of the date hereof, such directors and executive officers intend to tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Shareholder Approval is obtained or not required, conflict with or violate any provision of the Company Articles of Incorporation or the Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Encumbrance) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity or stock exchange, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws or the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals, (iii) for the filing of the Articles of Merger, the Plan of Merger and any other filings as required by the WBCA in connection with the consummation of the Merger, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.5 Compliance with Laws; Permits. Except with respect to health regulatory matters (which are addressed in Section 5.6), benefits matters (which are addressed in Section 5.11), employee and labor matters (which are addressed in Section 5.12), environmental matters (which are addressed in Section 5.16), intellectual property matters (which are addressed in Section 5.17) and Tax matters (which are addressed in Section 5.18), (i) each of the Company and each Company Subsidiary is conducting, and since January 1, 2008 has conducted, its respective business in compliance in all material respects with all Laws and Permits applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) each of the Company and each Company Subsidiary holds all material Permits necessary for the Company or such Company Subsidiary to conduct its respective business as currently conducted and to own, lease and operate its respective properties and assets, and such Permits are in full force and effect, and (iii) since January 1, 2008, neither the Company nor any Company Subsidiary has received any written communication from any Governmental Entity that alleges that (x) the Company or any Company Subsidiary is not in compliance in all material respects with any material Permit, Law or Order applicable to the Company or any Company Subsidiary or (y) that any investigation or review by any Governmental Entity is pending with respect to the Company or any of the Company Subsidiaries or any of their respective properties, assets or operations or that any such investigation or review is contemplated.

Section 5.6 Regulatory Compliance.

(a) Section 5.6(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the FDA, European Medicines Agency (“EMEA”) and all other Health Authorities held by the Company or the Company Subsidiaries, and there are no other Regulatory Authorizations required for the Company, the Company Subsidiaries or the Covered Products in connection with the conduct of the Company’s business as currently conducted. All such Regulatory Authorizations held by the Company or a Company Subsidiary (or, to the Knowledge of the Company, held by any Third Party in connection with an exclusive license of any Covered Product outside of the United States from the Company or a Company Subsidiary) are, in all material respects, (i) in full force and effect, (ii) validly registered and on file with applicable Health Authorities, (iii) in compliance with all formal filing and maintenance requirements and (iv) in good standing, valid and enforceable. Except as set forth on Section 5.6(a) of the Company Disclosure Schedule, there are no INDs, BLAs, NDAs or material Regulatory Authorizations in any country held by any Third Party related to any of the Covered Products. The Company and the Company Subsidiaries have filed all notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA, EMEA and, to the Knowledge of the Company, all other applicable Health Authorities required to be filed by the Company or a Company Subsidiary.

(b)(i) Each Covered Product that is or has been researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, commercialized or sold by the Company or any Company Subsidiary (is in compliance in all material respects with all applicable Health Laws, (ii) none of the Company or any of the Company Subsidiaries has received any written notice from any Health Authority (A) placing on “clinical hold” any Product of the Company or any Company Subsidiary (which Product is the subject of an active Investigational New Drug Application) that remains unresolved or (B) alleging any material violation of any Health Law with respect to any Covered Product and (iii) there are no investigations, suits, claims, actions or proceedings by or before any Governmental Entity against the Company or any Company

Subsidiary relating to or arising under (A) Health Laws, (B) the Social Security Act of 1935, as amended (the “Social Security Act”) (or the regulations thereunder) or similar Laws or (C) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

(c) All preclinical studies and clinical trials being conducted with respect to each Covered Product of the Company or any Company Subsidiary by or at the direction of the Company or any Company Subsidiary have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable regulations that relate to the conduct of clinical studies, and the Company has not received any written notifications from any institutional review board (IRB) threatening to suspend any such preclinical study or clinical trial.

(d) The manufacture of any Covered Products by the Company and any Company Subsidiary or, to the Knowledge of the Company, any Third Party on behalf of the Company or any Company Subsidiary, is being conducted in material compliance with the applicable requirements of current Good Manufacturing Practices. In addition, the Company and each Company Subsidiary are in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Orders. To the Knowledge of the Company, no Covered Product sold by the Company or held in inventory by the Company has been adulterated or misbranded. With respect to the Covered Products, (i) all labeling is in compliance in all material respects with FDA, EMEA and other Health Authority requirements, and (ii) all advertising and promotional materials of the Company and each Company Subsidiary are in compliance in all material respects with FDA, EMEA and other applicable Health Authority requirements.

(e) Neither the Company nor any Company Subsidiary, nor any Representative of the Company or any Company Subsidiary, has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Health Authority to invoke the U.S. Food and Drug Administration (the “FDA”) policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any Representative of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any Representative of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Laws.

(f) Except as would not have a Company Material Adverse Effect, the Company has not received any written notice from any Company Partner or, to the Knowledge of the Company, any other written communication, that (i) a Partner Product that is currently being developed, manufactured, supplied, distributed, marketed, commercialized or sold by such Company Partner is not in compliance with any or all applicable Health Laws, (ii) that any Health Authority has (A) placed on “clinical hold” any Partner Product that remains unresolved or (B) alleged any violation of any Health Law by such Company Partner with respect to such Partner Product, (iii) there are any investigations, suits, claims, actions or proceedings by or before any Governmental Entity against such Company Partner relating to Partner Products of such Company Partner under (A) Health Laws, (B) the Social Security Act (or the regulations thereunder) or similar Laws, or (C) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information, (iv) such Company Partner has received any written notifications from any institutional review board (IRB) threatening to suspend any preclinical study or clinical trial being conducted with respect to any Partner Product of such Company Partner, (v) labeling for any Partner Product is not in compliance in all material respects with FDA, EMEA and other Health Authority requirements, or (vi) any advertising and promotional material for any Partner Product are not in compliance in all material respects with FDA, EMEA and other applicable Health Authority requirements. For purposes of this Section 5.6(f) only, the term “Company Partner” shall include without limitation the Persons set forth on Section 5.6(f) of the Company Disclosure Schedule and the term “Partner Products” shall include without limitation the Products set forth on Section 5.6(f) of the Company Disclosure Schedule.

Section 5.7 SEC Filings; Financial Statements.

(a) Company SEC Filings. The Company has filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2008 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, as in effect on the date so filed, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in a manner that permits the Company to prepare its consolidated financial statements in conformity with GAAP.

(c) Internal Controls.

(i) The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s and the consolidated Company Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. Since January 1, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent all such disclosures, if any, made by management to the Company’s auditors and audit committee of the Company Board since January 1, 2008.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed by the Company under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure under the Exchange Act.

(iii) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange

Act) or any director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

Section 5.8 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that were incurred after December 31, 2009 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the year ended December 31, 2009 included in the Company Financial Statements in the Company SEC Filings prior to the date hereof, (c) that were incurred under this Agreement or in connection with the transactions contemplated hereby, or (d) that were not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.9 Absence of Certain Changes or Events. Since December 31, 2009 to the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.1(a)(i), (iii), (iv), (v), (vii), (ix), (xi), (xiv), (xv), (xvi), (xvii) or (xxi) hereof, and (d) neither the Company nor any Company Subsidiary has except to the extent required by applicable Law or any existing Company Plan or by written agreements that have been disclosed or made available to Parent, (i) granted or announced any stock option, equity or incentive awards or the increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any executive officers or directors of the Company, other than in the ordinary course of business consistent with past practice, or (ii) paid or agreed to pay any severance pay to any employee, officer, director, manager, equityholder or other service provider of or to the Company or any Company Subsidiaries, or taken any action to accelerate vesting of any right to compensation or benefits.

Section 5.10 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

(c) The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Merger Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.11 Company Plans, Employees and Employment Practices.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all other medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other cash or equity-related incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements, policies, trust funds or arrangements (whether written or unwritten) (i) established, maintained, sponsored or contributed to by the Company or any Company Subsidiary or (ii) with respect to which the Company, any Company Subsidiary or any Person that, at any relevant time, could be treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any liability or potential liability (each, a “Company Plan,” and, collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent (as applicable): (i) copies of all documents setting forth the terms thereof, including all amendments thereto, (ii) all related trust documents, (iii) the most recent annual report (Form Series 5500) and all applicable schedules and attachments, (iv) the most recent actuarial reports, (v) the most recent summary plan description, (vi) the most recent compliance and nondiscrimination testing reports, (vii) the most recent United States Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, (viii) all material correspondence with a Governmental Entity and (ix) any other material documents pursuant to which such Company Plan is administered or funded.

(c) None of the Company Plans is, nor has the Company, any Company Subsidiary or any ERISA Affiliate ever sponsored, maintained or contributed to: (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any multiple employer plan (within the meaning of Section 413(c) of Code or Section 210 of ERISA), (iv) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or (v) any employee benefit plan, program, agreement or arrangement that provides for post-employment or post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar Law for which the covered individual pays the full cost of coverage).

(d) Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(e) Each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. With respect to each Company Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Plan, and (iii) no Action with respect to a Company Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any circumstances that could give rise to any such Action.

(f) With respect to each Company Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Effective Time that are not yet due have been made, paid or properly accrued. Except as set forth on Section 5.11(f) of the Company Disclosure Schedule, no Company Plan has any unfunded liabilities.

(g)

(i) Except as set forth on Section 5.11(g) of the Company Disclosure Schedule: (A) the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) alone, or in combination with any other event including a termination of any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan or otherwise, including any liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, manager, equityholder or other service provider of the Company or any Company

Subsidiary (whether current, former or retired) or their beneficiaries and (B) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(ii) Prior to the Acceptance Time, the Company will have provided final estimates to Parent of: (A) the maximum amount that could be paid to each “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or the Company Subsidiaries is terminated immediately following either the Acceptance Time and/or the Effective Time, (B) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual and (C) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement. Except as set forth on Section 5.11(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(h) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional Company Plan, or to modify or change in any material way any existing Company Plan. Each Company Plan may be amended or terminated in accordance with its terms without liability (other than for accrued benefits) to the Company.

(i) (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant of such Company Option, and (ii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP. Section 5.11(i) of the Company Disclosure Schedule sets forth a complete and correct list, as of August 31, 2010, of: (A) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan and (B) all holders of outstanding Company Options, Company Restricted Stock Units or other equity awards, indicating with respect to each Company Option or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, Company Restricted Stock Unit or other award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

Section 5.12 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other relationship with any labor union or other collective bargaining representative of employees. Except as disclosed in Section 5.12(a) of the Company Disclosure Schedule: (a) except as may be directly attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement, there is no ongoing, or, to the Knowledge of the Company, threatened, strike, slowdown, picketing, work stoppage, or other material labor dispute, and no such disputes have occurred since January 1, 2008; and (b) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company no such activities have occurred since January 1, 2008. Except as would not individually or in the aggregate have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended, and (ii) the Company and each Company Subsidiary is, and since January 1, 2008 has remained, in compliance with all labor, employment and workplace-related Laws. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any Company Subsidiary by or on behalf of any current or former director, manager, officer, employee or contractor relating to labor or other employment matters at the Company or any Company Subsidiary, other than such Actions that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect. Since January 1, 2008, neither the Company nor any Company Subsidiary has implemented any plant closing or layoff of employees that at the time thereof implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”). Section 5.12(b) of the Company Disclosure Schedule sets forth a complete and correct list of all employees of the Company or any Company Subsidiary whose employment has been terminated or whose last day of employment was within the last 90 days prior to the date of this Agreement.

Section 5.13 Contracts.

(a) Except as disclosed in Section 5.11, Section 5.13(a) or Section 5.20(a) of the Company Disclosure Schedule and for any Contracts that are listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (other than those Contracts listed which have been filed as an exhibit with the SEC in redacted form and have not been made available to Parent in an unredacted form), neither the Company nor any Company Subsidiary is a party to or bound by any Contract (other than a Specified Contract) that:

(i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company or any Company Subsidiary;

(ii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement entered into with a Third Party relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a fifteen percent (15%) voting or economic interest, or any obligation of more than $250,000 in the aggregate;

(iii) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to indebtedness for borrowed money or deferred payment (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;

(iv) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(v) required in the past fiscal year or will require by its terms in the current fiscal year or (A) will require by its terms in the next fiscal year annual payments from Third Parties to the Company and the Company Subsidiaries of at least $1,000,000 in the aggregate or (B) will require by its terms in any year over the next five (5) fiscal years annual payments from the Company and Company Subsidiaries to Third Parties of at least $1,000,000 in the aggregate;

(vi) relates to any acquisition by the Company or any of the Company Subsidiaries of a business or any material assets (other than acquisitions of inventory or equipment in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $250,000;

(vii) is a Contract between or among the Company or any Company Subsidiary, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) shareholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members, on the other hand;

(viii) (A) involves any employees of the Company or any Company Subsidiary (other than executive officers (as such term is defined in the Exchange Act)) and (x) creates severance, stock, stock option or any similar obligations for the Company or any Company Subsidiary (other than pursuant to Company Plans or Company Stock Plans), or (y) requires payment of total annual compensation in excess of $100,000 (excluding any “at will” employment Contracts) or (B) involves any individual consultants and requires payment by its terms of total annual compensation in excess of $200,000;

(ix) contains any covenant that (A) limits the ability of the Company or any Company Subsidiary (or, after the Acceptance Time, such covenant would limit the ability of Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (B) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Acceptance Time, such covenant could require the disposition of any material assets or line of business of Parent, the Surviving Corporation, or their respective Subsidiaries), or (C) prohibits or limits the right of the Company or any of the Company Subsidiaries to research, develop, manufacture, supply, promote, test, distribute, market, license, commercialize or sell any Covered Products or Partner Products or use, transfer, license, distribute or enforce any Company Intellectual Property, in each case, with respect to this clause (C), which is material to the Company and the Company Subsidiaries, taken as a whole (including any settlement or coexistence agreements);

(x) provides for exclusivity or any similar requirement or pursuant to which the Company or any of the Company Subsidiaries is restricted with respect to the research, development, manufacturing, supply, promotion, testing, distribution, marketing, licensing, commercializing or sale of any Covered Product;

(xi) contains any covenant granting “most favored nation” status with respect to any Product;

(xii) provides for the grant of a material license or receipt of a material license or grant of other material right with respect to Company Intellectual Property which is material to the Company and the Company Subsidiaries, taken as a whole (except for receipt of a license to commercially available off-the-shelf software with a replacement cost and/or annual license fees of less than $100,000);

(xiii) provides for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company and the Company Subsidiaries, taken as a whole, (B) entered into in the ordinary course of business consistent with past practice, or (C) a license by the Company or any of the Company Subsidiaries of any Intellectual Property rights entered into in the ordinary course of business consistent with past practice;

(xiv) is a collective bargaining agreement;

(xv) is a settlement, conciliation or similar agreement (x) with any Governmental Entity or (y) which would require the Company or any Company Subsidiary to pay consideration of more than $250,000 after the date of this Agreement; or

(xvi) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of a Third Party, or which contains any “non-solicitation”, “no-hire” or similar provision which restrict the Company or any Company Subsidiary in soliciting, hiring, engaging, retaining or employing its current or former employees.

Each Contract of the type described in this Section 5.13(a), and each Specified Contract and each Contract that is listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is referred to herein as a “Company Material Contract.”

(b) Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to (x) bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (y) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (clause (x) and (y) collectively, the “Enforceability Exception”), (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written claim of default under any Company Material Contract, and (v) to the Company’s Knowledge, the Company has not received any written notice from any Third Party to any Company Material Contract that such Third Party intends to terminate, or not renew, any Company Material Contract. Complete and correct copies of all Company Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

Section 5.14 Research, Development, Distribution, Marketing and Manufacturing Agreements. Section 5.14 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all Contracts to which the Company or any Company Subsidiary is a party for the research, development, manufacturing, supply, promotion, testing, distribution, marketing, commercialization, license, sale or other research, development or commercial activities by the Company or any Company Subsidiary or by any Company Partner that are (i) material to any Covered Product or any Partner Product, or (ii) material to any Company Intellectual Property related to any Covered Product or any Partner Product (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Specified Contract.

Section 5.15 Litigation. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) there is no legal, administrative, arbitral or other suit, formal claim or charge, enforcement action, grievance, mediation, proceeding or formal investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any of their respective assets or properties, and (b) none of the Company or any of the Company Subsidiaries, or any of their respective assets or properties, is subject to or bound by any outstanding Order. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) no product liability claims have been asserted in writing against (A) the Company or any Company Subsidiary relating to any of the Products or (B) any Company Partner relating to any Partner Product of which such Company Partner has informed the Company in writing, and (ii) there is no Order outstanding against the Company or any Company Subsidiary relating to any of the Products of the Company or any Company Subsidiary relating to product liability claims or assessments.

Section 5.16 Environmental Matters.

(a) Except as set forth on Section 5.16 of the Company Disclosure Schedule and for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect:

(i) the Company and each Company Subsidiary is and for the past five years has been in compliance with all applicable Environmental Laws;

(ii) the Company and each Company Subsidiary has obtained, maintains, and is and for the past five years has been in compliance with all Permits required pursuant to Environmental Laws for the conduct of its business and operations and the operations of the Leased Real Property;

(iii) neither the Company nor any Company Subsidiary has received in the past five years any written notice, claim, report, or other information alleging that the Company or any Company Subsidiary is in violation of any Environmental Laws, or that the Company or any Company Subsidiary has any liabilities or potential liabilities arising under Environmental Laws and the Company has not received any of the foregoing prior to the past five years that has not been fully settled and resolved without future obligation;

(iv) neither the Company nor any Company Subsidiary is subject to any Action or Order relating to any Environmental Laws or any Hazardous Material;

(v) none of the Leased Real Property is subject to a Lien or an activity or use limitation issued pursuant to any Environmental Law;

(vi) neither the Company nor any Company Subsidiary is undertaking or is responsible for, and has not completed, either individually or together with other Person, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous

Materials at any site, location or operation, either voluntarily or pursuant to an Order or the requirements of any Environmental Laws;

(vii) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or Released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, so as to have given rise to liabilities under Environmental Laws or, to the Knowledge of the Company, so as would reasonably be expected to give rise to liability under Environmental Law;

(viii) neither the Company nor any Company Subsidiary has assumed, undertaken or provided an indemnity with respect to, or, to the Knowledge of the Company, otherwise become subject to, any liability of any other Person relating to Environmental Laws or relating to any Hazardous Material;

(ix) neither the Company nor any Company Subsidiary has designed, manufactured, sold, marketed, commercialized or distributed any product or item containing asbestos, silica, mercury, or other Hazardous Materials in violation of Environmental Law or so as to have given rise to or, to the Knowledge of the Company, as would reasonably be expected to give rise to liability under Environmental Law; and

(x) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any counterparty has received any written notice or claim alleging that the Company, any Company Subsidiary or any counterparty is in breach of, default of, violation of, or has failed to perform any of the requirements of any terms, conditions or provisions relating to Environmental Laws or Hazardous Substances in any Contract to which the Company or any Company Subsidiary is a party and, to the Knowledge of the Company, each such Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exceptions.

(b) To the Knowledge of the Company, the Company and each Company Subsidiary have provided to Parent all material written environmental reports, assessments, audits, and all other similar material written documents relating to Environmental Law, Hazardous Materials, or environmental, health or safety liabilities, in each case relating to the Company or any Company Subsidiaries’ or predecessors’ past or current operations, to the extent the foregoing are in the possession or under the reasonable control of the Company or any Company Subsidiary.

Section 5.17 Intellectual Property.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, (iv) internet domain name registrations and (v) computer software (except for commercially available off-the-shelf software with a replacement cost and/or annual license fees of less than $100,000), in each case, that are owned, used or held for use by the Company or any Company Subsidiary.

(b) Except as set forth on Section 5.17(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries exclusively own or possess valid and enforceable rights to use all Intellectual Property necessary or used to conduct the business of the Company and the Company Subsidiaries as it is currently conducted (“Company Intellectual Property”), free and clear of all Liens (excluding Permitted Encumbrances), (ii) no academic institution or Governmental Entity has any right, title or interest (including any “march in” rights) in or to any Company Intellectual Property which is material to the Company and the Company Subsidiaries, taken as a whole, (iii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has infringed upon or misappropriated, and the conduct of the Company’s or Company Subsidiaries’ business as currently conducted does not infringe or misappropriate any Intellectual Property of Third Parties except for matters that, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole, and during the immediately preceding six (6) years, neither the Company nor any Company Subsidiary has received any written claim alleging any such infringement or misappropriation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property of any Third Party) in connection with the operation of their businesses and no such claim is pending or, to the Knowledge of the Company, threatened, (iv) neither the Company nor any Company Subsidiary has received written notice of any claim during the immediately preceding six (6) years challenging the validity, registrability or enforceability of any Company Intellectual Property, and no such claim is pending or, to the Knowledge of the Company, threatened, and (v) to the Knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in or to any Company Intellectual Property or Company Systems, and all Company Intellectual Property and Company Systems shall be owned or available for use by the Company or any Company Subsidiary immediately after the Acceptance Time and the Effective Time on terms and conditions identical to those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property and Company Systems immediately prior to the Acceptance Time and the Effective Time. The Company Intellectual Property is not subject to any outstanding Order restricting the use thereof.

(c) Except as set forth on Section 5.17(c) of the Company Disclosure Schedule, all material patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Company Intellectual Property, (i) to the Knowledge of the Company, meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (ii) to the Knowledge of the Company, are subsisting, in full force and effect, (iii) to the Knowledge of the

Company, are valid and enforceable, (iv) have not expired, been canceled or abandoned and (v) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries in and to such Intellectual Property.

(d) The Company and the Company Subsidiaries have taken commercially reasonable measures to obtain patent rights worldwide under material Company Intellectual Property as to which they have the necessary prosecution rights and, after having filed a patent application, have not forfeited or otherwise lost any right to any such material patent applications.

(e) The Company and the Company Subsidiaries have taken actions reasonably necessary to maintain and protect each item of Intellectual Property that they own, including the secrecy, confidentiality and value of trade secrets and other confidential information. To the Knowledge of the Company, all present employees and independent contractors of, and consultants to, the Company and the Company Subsidiaries, and all past employees and independent contractors of, and consultants to, the Company and the Company Subsidiaries during the immediately preceding ten (10) years, have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and the Company Subsidiaries and assign to the Company or a Company Subsidiary, as applicable, all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her or its employment or other relationship with the Company or such Company Subsidiary, as applicable, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property.

(f) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, used by the Company and the Company Subsidiaries (collectively, the “Company Systems”) in the conduct of their respective businesses, are sufficient in all material respects for the immediate and, to the Knowledge of the Company, anticipated future needs of the businesses of the Company and the Company Subsidiaries.

Section 5.18 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received since December 31, 2006. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes, or may be required to file any Tax Returns, in such jurisdiction.

(b) All material Taxes of the Company and each Company Subsidiary due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings and for which proper reserves have been established in accordance with GAAP.

(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, examination or other administrative or judicial proceeding with respect to Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes or the filing of any material Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) Subject to exceptions as would not be material, the Company and each Company Subsidiary has duly and timely withheld and, to the extent required by applicable Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, manager, independent contractor, creditor, equityholder or other Person.

(e) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code during the immediately preceding two (2) years.

(g) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any material liability for Taxes of any person (other than the Company or any Company Subsidiary) arising from the application of Treasury Regulation section 1.1502-6, or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract (except as described in the parenthetical in (iii) of this Section 5.18(g)), or otherwise, or (iii) has any material liability under any agreement for the sharing, indemnification or allocation of Taxes (other than agreements solely among the Company and the Company Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) election by the Company or any Company Subsidiary under Section 108(i) of the Code.

(i) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

(j) The Company is not, and has not been during the last five years, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) Except as disclosed on Section 5.18(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

Section 5.19 Insurance. Section 5.19 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect), and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies (including any breach or default with respect to the payment of premiums), and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default of the insurance policies. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 5.20 Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property. Section 5.20(a) of the Company Disclosure Schedule sets forth the address of each Leased Real Property, and a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to Parent a complete and correct copy of each such

Lease. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legally valid and binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no written disputes with respect to such Lease, (iii) neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, (iv) the other party is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary, (v) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (vi) there are no Liens (other than Permitted Encumbrances) on the estate or interest created by such Lease, (vii) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease and (vii) the Leased Real Property comprises all of the real property used by the Company and the Company Subsidiaries in the business of the Company and the Company Subsidiaries as currently conducted.

(b) Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair and sufficient for the operation of the businesses of the Company and the Company Subsidiaries as it is currently conducted.

Section 5.21 Affiliate Transactions. Since January 1, 2008, there have been no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

Section 5.22 Takeover Provisions.

(a) The Company Board has unanimously approved this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Offer and the Merger any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 23B.19 of the WBCA, that might otherwise apply to the Offer, the Merger, this Agreement, the Support Agreements or any other transaction contemplated hereby or thereby to which the Company is a party (collectively, “Takeover Provisions”).

(b) The Company does not have any shareholder rights plan in effect.

Section 5.23 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor.

Section 5.24 Rule 14d-10 Matters. All amounts payable to Covered Securityholders pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options and Company Restricted Stock Units in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans and (C) each other Company Plan set forth on Schedule 5.24, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article VI, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation, duly organized and validly existing under the Laws of the State of Washington. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company correct and complete copies of the articles of incorporation and bylaws of Merger Sub.

Section 6.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions provided for herein, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions provided for herein. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 6.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 6.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals, (iii) for the filing of the Articles of Merger as required by the WBCA and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 6.4 Litigation. As of the date hereof, there is no Action pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, prevent or materially impair or materially delay the consummation of the Offer or the Merger or any of the other transactions provided for herein. As of the date hereof, neither Parent nor Merger Sub, nor any of their respective assets or properties, are subject to any Order which would, or would reasonably be expected to, prevent or materially impair or materially delay the consummation of the Offer or the Merger or any of the other transactions provided for herein.

Section 6.5 Ownership of Merger Sub; No Prior Activities. Parent or a wholly-owned Subsidiary of Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.6 Sufficiency of Funds. Parent has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Acceptance Time and the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and to pay the Merger Consideration, as the case may be.

Section 6.7 Disclosure Documents.

(a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule TO and the Offer Documents, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and the Offer Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.7 will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Sub in writing by the Company specifically for use therein.

Section 6.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company would have any liability.

Section 6.9 Ownership of Company Common Stock.

(a) As of the date hereof and as of immediately prior to the Acceptance Time, neither Parent nor any of its Subsidiaries is, nor at any time during the immediately preceding five (5) years has been, an “acquiring person” of the Company as defined in Section 23B.19 of the WBCA (other than as contemplated by this Agreement or the Support Agreements).

(b) As of the date hereof, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary or any options, warrants or other rights to acquire Common Stock or other or other Equity Interests in the Company or any Company Subsidiary (or any other economic interest through derivative securities or otherwise in the Company or any Company Subsidiary) except pursuant to this Agreement and the Support Agreements; provided that neither Parent nor Merger Sub makes any representation with respect to any such ownership by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Parent’s or Parent’s controlled Affiliates’ employees, (ii) any employee benefit plan of Parent or Parent’s controlled Affiliates for which investment decisions are made by an independent trustee or (iii) any stock portfolio not controlled or managed by Parent or any of Parent’s controlled Affiliates which invest in the Company (but not principally the Company) among other companies.

Section 6.10 Management Agreements. As of the date hereof, there are no Contracts or any other binding arrangements between Parent or Merger Sub or any of their Affiliates, on the one hand, and any executive officer or member of the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time, other than, for the avoidance of doubt, this Agreement, the Support Agreements and written Contracts as in effect on the date hereof between the Company and Parent or Affiliates of Parent related to the Products of the Company or any Company Subsidiary or any Partner Products. Prior to the Acceptance Time, Parent will have promptly informed the Company of any written Contracts or any other material binding arrangements entered into following the execution of this Agreement between Parent or Merger Sub or any of their Affiliates, on the one hand, and any executive officer or member of the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 6.11 Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement neither the Company nor any Company Subsidiary, Company Representative or Affiliate of the Company makes, or has made, any representation or warranty relating to the Company or the Company Subsidiaries or the business of the Company and the Company Subsidiaries or otherwise in connection with the Offer and the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement. Neither the Company nor any Company Subsidiary, Company Representative or Affiliate of the Company shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Parent, Merger Sub or any Parent Representative, or any of their respective use of or reliance upon, any estimate, projection, prediction, data, financial information, memorandum, document, presentation or any other materials or information made available to Parent, Merger Sub or any Parent Representative, whether in certain “data rooms” or management presentations or otherwise, in connection with or in anticipation of the transactions contemplated by this Agreement, unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. The Company acknowledges that Parent and Merger Sub have entered into this Agreement in reliance on the accuracy of the representations and warranties contained herein.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Effective Time, except as expressly set forth in Section 7.1(a) of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice and (y) subject to the limitations set forth in the following sentence, use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers, landlords and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Articles of Incorporation, the Company Bylaws or equivalent organizational documents of the Company Subsidiaries;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than as permitted pursuant to clause (xii) below or pursuant to the exercise of Company Options, Company Restricted Stock Units or, subject to Section 4.5(d), the Company Warrant, in each case existing on the date hereof on the terms in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, Equity Interests, property or a combination thereof) with respect to any of its Equity Interests or enter into any agreement with respect to the voting of its Equity Interests (which, for the avoidance of doubt, excludes any proxies granted to the Company or its officers in connection with any meeting of the Company shareholders);

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, Company Restricted Stock Units, Company Warrants (subject to Section 4.5(d)), employee severance, retention, termination, change of control and other contractual rights, in each case existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation or acquisition of Equity Interests) any equity interest in or material assets of any business or any division thereof, or make any loan, advance or capital contribution to, or investment in, any business or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $100,000 individually, or $250,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate, and except for (x) intercompany loans, advances, contributions or investments between or among the Company and wholly-owned Company Subsidiaries and not involving any Third Party and, for the avoidance of doubt, (y) acquisitions of inventory in the ordinary course of business;

(vi) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money;

(vii) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 7.1(a)(vi), and other than Permitted Encumbrances;

(viii)(A) enter into, terminate or materially amend or modify (other than extensions or expirations at the end of a term in the ordinary course of business) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company or any Company Subsidiary under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger or the other transactions contemplated in this Agreement;

(ix) without limitation of Section 7.5, except as set forth on Section 5.17(c) of the Company Disclosure Schedule, sell, transfer, lease, sublease, license, assign, abandon or otherwise dispose of any assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $500,000 individually or $1,000,000 in the aggregate or any material Company Intellectual Property, other than, in each case, non-exclusive licenses granted in the ordinary course of business or sales of inventory made in the ordinary course of business;

(x) authorize, or make any commitment with respect to, any single capital expenditure in excess of $250,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $1,000,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2010 previously made available to Parent;

(xi) enter into any new line of business outside of its existing business segments;

(xii)(A) except to the extent required by applicable Law or any existing Company Plan or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any executive officers or directors of the Company, or, other than in the ordinary course of business consistent with past practice, to any other employees, managers or other service providers of or to the Company or any Company Subsidiary, (B) hire any new executive officer, unless such hiring is in the ordinary course of business consistent with past practice, (C) except to the extent required by applicable Law or any existing Company Plan or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, (x) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other material benefit not required by any existing Company Plan or other Contract in effect on the date of this Agreement to any employee, officer, director, manager, equityholder or other service provider of or to the Company or any of the Company Subsidiaries, whether past or present, except for agreements with employees hired after the date of this Agreement in the ordinary course of business consistent with past practice, or (y) take any action to accelerate vesting of any right to compensation or benefits, (D) except to the extent required by applicable Law or any existing Company Plan or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar Contract, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $250,000 in the aggregate for any such employee, or (E) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or any collective bargaining agreement;

(xiii) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $250,000 individually or $1,000,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business or (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (1) disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (2) incurred since the date of such financial statements in the ordinary course of business;

(xiv) except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xv) change any material method of Tax accounting, make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, claim or assessment, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any material closing agreement, or surrender any right to claim a material Tax refund;

(xvi) settle, release, waive or compromise any pending or threatened Action against the Company or any of the Company Subsidiaries (A) for an amount in excess of $250,000 individually or $500,000 in the aggregate, (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries or their use of any Company Intellectual Property, or (C) that is brought by any current, former or purported holder of any Equity Interests or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(xvii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xviii) adopt or enter into a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or other reorganization of the Company or any Company Subsidiary;

(xix) adopt or implement a rights plan or similar arrangement;

(xx)(A) amend or modify the letter of engagement of the Company Financial Advisor in a manner that materially increases the fee or commission payable by the Company, (B) engage any other financial advisor in connection with the transactions contemplated hereby or other Acquisition Proposals, or (C) engage other advisors or consultants in connection with the transactions contemplated hereby or other Acquisition Proposals that, with respect to this clause (C), materially increases the Company’s costs and expenses associated with such transaction;

(xxi) implement any plant closing or layoff of employees that could implicate the WARN Act; provided that this Section 7.1(a)(xxi) shall not restrict the Company or any Company Subsidiary from terminating any employee for cause at anytime; or

(xxii) enter into any agreement or arrangement to take any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time. Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

(c) As soon as practicable after the date hereof, the parties shall create a joint transition management committee (the “Transition Committee”) consisting of two (2) Representatives from each of the parties hereto designated from time to time as agreed by the Chief Executive Officers of each of Parent and the Company. The Transition Committee shall be responsible for organizing, developing, managing and implementing a transition plan for the prompt and efficient integration of the business organizations of Parent and the Company and their respective Subsidiaries from and after the Acceptance Time subject to the provisions of Section 7.1(b) above, and may include such additional employees of each of the Parties as such designated Representatives may determine are necessary or advisable from time to time. Parent agrees that any request made by the Company for the consent of Parent under Section 7.1(a) may be made in writing to at least one (1) of the two (2) Representatives of Parent designated by the Chief Executive Officer of Parent as members of the Transition Committee, and that the applicable member of the Transition Committee shall reasonably promptly respond to any such request.

Section 7.2 Company Shareholders’ Meeting; Proxy Statement.

(a) Unless Parent makes the Short-Form Election, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Articles of Incorporation and the Company Bylaws, establish a record date for, call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) for the purpose of voting upon the approval of this Agreement in accordance with the WBCA; provided that upon the mutual written consent of the Parties, the notice for such Company Shareholders’ Meeting may be given prior to the Acceptance Time or prior to the expiration of any such subsequent offering period. The Company shall solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Plan of Merger in accordance with the WBCA. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting pursuant to this Section 7.2(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, but, subject to the proviso in the first sentence of this Section 7.2, it shall be subject to the prior occurrence of the Acceptance Time.

(b) In connection with the Company Shareholders’ Meeting, if any, the Company shall prepare and file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company, Parent and Merger Sub, as the case may be, shall furnish all information concerning the Company or Parent and Merger Sub as the other Party or Parties hereto, as the case may be, may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Shareholders as promptly as practicable following the filing thereof with the SEC. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Company Shareholders’ Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Shareholders. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent or Merger Sub, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party or Parties, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the Nasdaq.

(c) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.5(d) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

(d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the approval of this Agreement in accordance with the WBCA at the Company Shareholders’ Meeting or otherwise.

(e) The Company shall provide Parent with reasonable advance notice of any meeting of the Company Shareholders (or any solicitation of written consent in lieu of a meeting) occurring prior to the termination of this Agreement pursuant to Article IX hereof, and shall permit Representatives of Parent and Merger Sub to attend any such meeting or review any such consent.

Section 7.3 Short-Form Merger. Notwithstanding the provisions of Section 7.2 hereof, in the event that Parent and Merger Sub shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise (including as a result of the exercise of the Top-Up Option or pursuant to any subsequent offering period) (the “Short-Form Threshold”), subject to Section 8.1(c), Parent shall have the option (the “Short-Form Election”) to require the Parties to take all necessary and appropriate action to cause the Short-Form Merger of the Company into Merger Sub to become effective, in accordance with Section 23B.11.040 of the WBCA, as promptly as reasonably practicable after such acquisition, without a meeting of the Company Shareholders.

Section 7.4 Access to Information; Confidentiality.

(a) Access to Information. Subject to Section 2.3(c) and Section 7.4(b), and subject to applicable Law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request within a reasonable time following such request; provided, however, until the Effective Time, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreement or any similar agreement with the Company with respect to such information or (B) provide access to or furnish any information if doing so would violate any applicable Law or Contract (provided that the Company shall use its reasonable best efforts to seek the consent of the counterparty to such Contract to provide access to or furnish any such information to Parent and Merger Sub), or where such access to information would involve the waiver or loss of an attorney-client or work product privilege so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, subject to execution of a joint defense agreement in customary form, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws.

(b) Confidentiality and Restrictions. With respect to any information disclosed pursuant to Section 7.4(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 7.4. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Acceptance Time or the expiration of the Confidentiality Agreement according to its terms.

Section 7.5 No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Acceptance Time, the Company shall not, and shall cause the Company Representatives and the Company Subsidiaries to not:

(i) initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide or waive restrictions on the use of any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal; provided that the foregoing shall not prohibit the Company or any Company Subsidiary from providing information or data to a Third Party as and to the extent required by, and in accordance with, ordinary course of business written Contracts as in effect on the date hereof between the Company and such Third Party, provided that any restrictions on use, confidentiality and similar provisions contained in such Contracts shall be enforced with respect to such Third Party;

(iii) grant any waiver, amendment or release under any standstill agreement or Takeover Provision for the purpose of allowing a Third Party to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof);

(iv) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement as contemplated by Section 7.5(b)) relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company shall, and shall cause the Company Representatives and Company Subsidiaries to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and promptly thereafter, deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and, except for (and subject to the terms of Section 7.1(a)) Persons with respect to whom the Company is having discussions regarding a licensing, collaboration, sale or similar arrangement with respect to IL-21 (in which case any restrictions on use, confidentiality and similar provisions contained in any Contracts between the Company or any Company Subsidiary, on the one hand, and such Persons, on the other hand, shall be enforced), the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries; provided that the foregoing shall not require the Company to request that such Person return or destroy confidential information that the Company or any Company Subsidiary provided to such Person as and to the extent required by, and in accordance with, written Contracts as in effect on the date hereof between the Company and such Person related to the Products of the Company, provided that any restrictions on use, confidentiality and similar provisions contained in such Contracts shall be enforced.

(b) Notwithstanding anything to the contrary contained in Section 7.5(a) but subject to the last sentence of this Section 7.5(b), at any time prior to the Acceptance Time, the Company, the Company Subsidiaries and the Company Representatives may, subject to compliance with this Section 7.5(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of any breach of this Section 7.5 excluding any Immaterial Breach) if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives;

(ii) engage or participate in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or

(iii) resolve or agree to do any of the foregoing actions set forth in clauses (i) or (ii);

provided that, prior to taking any action described in Section 7.5(b)(i), Section 7.5(b)(ii) or Section 7.5(b)(iii) above, (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws, and (B) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(c) Except as expressly provided by Section 7.5(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend an Acquisition Proposal, (C) (1) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days after Parent so requests in writing or (2) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Company Board Recommendation in the Schedule 14D-9, or (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(b)), it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice shall be, by itself, deemed a Company Adverse Recommendation Change (any action described in clauses (A) through (F), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract with respect to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(b)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, (i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 7.5 except any Immaterial Breach) from any Person that has not been withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(A) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws;

(B) the Company shall have complied with all of its obligations under this Section 7.5 with respect to such Superior Proposal except any Immaterial Breaches;

(C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 7.5 except any Immaterial Breach) that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has determined to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 7.5(d), which notice shall specify the identity of the Person or group of Persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(D) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 7.5 (including Section 7.5(d)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; and

(E) in the case of any action contemplated by clause (y) of this Section 7.5(d), the Company shall have terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 9.4(b)(i); or

(ii) other than in connection with an Acquisition Proposal, the Company Board may take the actions specified in clauses (A), (C)(2) or (E) of Section 7.5(c)(i) (“Intervening Event Change of Recommendation”) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Laws, if and only if:

(A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail (and provided that any material change to the facts and circumstances relating to such Intervening Event Change of Recommendation shall require a new notice and a new Notice Period);

(B) prior to effecting such Intervening Event Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and

(C) at or following the end of such Notice Period, the Company Board determines in good faith, after consultation with its outside legal counsel, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person providing that the Company is not permitted to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change, Intervening Event Change of Recommendation or prior notice of its intention to terminate this Agreement in light of a Superior Proposal, or limiting its ability to give such notice, in each case in accordance with this Section 7.5(d).

(e) Nothing contained in this Section 7.5 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within five (5) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day of the Company’s Knowledge of any such event) notify Parent if (x) any proposals or offers with respect to an Acquisition Proposal are received by, (y) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any non-public information is requested from or (z) any discussions or negotiations are sought to be initiated or continued in connection with the submission of an Acquisition Proposal with, the Company, any Company Subsidiary or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such proposals or offers and the status of any such material discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal.

(g) No Company Adverse Recommendation Change or Intervening Event Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement and the Support Agreements.

(h) The Company agrees that in any event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 7.5, the Company shall be deemed to be in breach of this Section 7.5.

Section 7.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 7.5, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Annex A and Article VIII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all material consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary, proper or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereby agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement within three (3) Business Days of the date of this Agreement, (ii) make all necessary notifications, filings or registrations necessary to obtain any other Required Antitrust Approvals within three (3) Business Days of the date of this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Antitrust Approvals and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.6 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or other Antitrust Laws as soon as practicable. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 7.6(a) of the Company Disclosure Schedule, the Parties hereby agree and acknowledge that neither this Section 7.6 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any required approval from any Governmental Entity or any Third Party, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Acceptance Time or the Effective Time, of any material assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other material action or agree or consent to any material limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make material changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates).

(b) Each of Parent and the Company shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any Third Parties or Governmental Entities under any other applicable Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (ii) timely making all such required filings and timely seeking all such required consents, Permits, authorizations, advance ruling certificates, no-action letters or approvals.

(c) Subject to Section 2.3(c), Section 7.4 and applicable Law, each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application required to be made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable.

(d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the obtaining of any consents, approvals, registrations, authorizations, waivers, Permits and Orders contemplated by this Section 7.6, including promptly furnishing the other with copies of notices or other communications received by

Parent, Merger Sub or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party or any Governmental Entity with respect to its right to approve or otherwise consent to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry unless, to the extent permitted by such Governmental Entity, it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat.

(e) In furtherance and not in limitation of the covenants of the Parties contained in Section 7.6(a) through Section 7.6(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the United States Federal Trade Commission, the United States Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement.

Section 7.7 Actions with Respect to Facility Agreement. At the Acceptance Time, the Company shall pay to the lenders under the Facility Agreement the full amount of all outstanding monetary Obligations (as defined in the Facility Agreement) of the Company with respect to the Loan (as defined in the Facility Agreement) that can be determined at such time.

Section 7.8 Notices of Certain Events. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (a) to such Party’s Knowledge, the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause (i) the occurrence or existence of any of the conditions to the Offer set forth in Annex A or (ii) any condition to the obligations of any Party to effect the Merger set forth in Article VIII not to be satisfied, (b) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (c) to such Party’s Knowledge, the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Offer, the Merger or any other transaction contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.9 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall first have consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that after the Acceptance Time, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to settle, any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 7.10 Publicity.

(a) The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in a mutually agreed upon form and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Offer, the Merger or any other transaction contemplated by this Agreement. No Party shall issue any such press release or make any such public announcements prior to such consultation, except to the extent the disclosing Party determines, based on advice of counsel, that it is required to do so by applicable Law or any listing agreement with a securities exchange, in which case such Party shall use reasonable best efforts to consult with the other Party before issuing or making any such press release or public announcement.

(b) Subject to the terms of Section 7.5, upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group regarding this Agreement and the Offer and (ii) the Company shall request a meeting with RiskMetrics Group for the purpose of obtaining its recommendation of the Offer to the Company Shareholders.

Section 7.11 Resignation of Directors. At or prior to the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 7.12 Indemnification of Directors and Officers.

(a) Parent and Merger Sub agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Articles of Incorporation and the Company Bylaws or under any indemnification, employment or other similar agreements between any Indemnified

Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect in accordance with their respective terms. From and after the Effective Time, Parent shall cause the Surviving Corporation to pay and perform in a timely manner such indemnification obligations. Subject to Section 7.12(b), for a period of six (6) years after the Effective Time, Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of the Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Articles of Incorporation and the Company Bylaws.

(b) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 7.12.

(c) Prior to the Effective Time the Company shall obtain and fully pay the premium for non-cancellable extension (or “tail”) of the directors’ and officers’ liability insurance coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance Policies”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (such period, the “Tail Period”) with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with a same or better credit rating than the Company’s current insurance carrier with respect to D&O Insurance Policies with terms, conditions, retentions and limits of liability that are the same as the coverage provided under the Company’s existing policies and covering each Person currently covered by the Company’s existing policies; provided that prior to obtaining any such “tail” insurance policies, the Company shall consult in good faith with Parent with respect thereto; and provided, further, that the Company shall not obtain any such “tail” insurance policies without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Company for any reason does not obtain such “tail” insurance policies at or prior to the Effective Time, then from the Effective Time through the end of the Tail Period, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current D&O Insurance Policies covering each officer and director currently covered by the Company’s D&O Insurance Policies for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such officer or director by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable than those of such D&O Insurance Policies in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such D&O Insurance Policies exceed in any one (1) year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose (which aggregate annual premiums with respect to such period are set forth in Section 5.19 of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further, that Parent or the Surviving Corporation may (i) substitute therefor insurance policies of any nationally recognized reputable insurance company with a same or better credit rating than the Company’s current insurance carrier with respect to D&O Insurance Policies or (ii) satisfy its obligation under this Section 7.12(c) by causing the Company to obtain and fully pay the premium for non-cancellable extension (or “tail”) directors’ and officers’ insurance policies and fiduciary liability insurance policy for the Tail Period, in each case, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing D&O Insurance Policies as of the date hereof. Parent shall, and shall cause the Surviving Corporation to, maintain any “tail” policies purchased pursuant to this Section 7.12(c) in full force and effect through such Tail Period.

(d) The provisions of this Section 7.12 shall (i) survive the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. From and after the Acceptance Time, the provisions of this Section 7.12 may not be amended in any manner adverse to any Indemnified Party without his or her consent.

Section 7.13 Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (a) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement, the Support Agreements or the transactions provided for herein or therein, including the Offer and the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement, the Support Agreements or the transactions contemplated herein or therein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreements and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement, the Support Agreements and the transactions provided for herein or therein.

Section 7.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including (a) any dispositions of shares of Company Common Stock (including Company Restricted Stock Units and derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and (b) the conversion of Company Options as contemplated by Section 4.5 hereof, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company shall not, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 7.15 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 7.16 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the Nasdaq) to cause the delisting of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.17 Employee Matters.

(a)

(i) During the one (1)-year period commencing at the Effective Time (the “Continuation Period”), except as may be provided in an individual employment contract, Parent shall provide or shall cause the Surviving Corporation to provide to Continuing Employees, for so long as they remain employed by the Company or a Company Subsidiary during the Continuation Period, compensation and benefits (other than equity-based compensation or benefits) that are, in the aggregate, no less favorable than the compensation and benefits (other than equity-based compensation and benefits) being provided to Continuing Employees immediately prior to the Effective Time under the Company Plans.

(ii) Notwithstanding Section 7.17(a)(i): (A) a Continuing Employee who remains employed by the Company or a Company Subsidiary after the Effective Time and who, during the Continuation Period, ceases to be so employed and who, without any break (other than pre-scheduled vacation and/or Parent-observed holidays), accepts an offer to become employed by Parent or any of its Affiliates (other than the Surviving Corporation or a Subsidiary of the Surviving Corporation) (a “Transferred Employee”) shall be provided with such compensation and benefits as are provided to similarly situated employees of Parent and its Affiliates (other than the Surviving Corporation or any of its Subsidiaries) in lieu of the compensation and benefits specified in Section 7.17(a)(i), except that any severance benefits shall be provided in accordance with Section 7.17(b)(ii); and (B) during and subsequent to the Continuation Period, Parent reserves the right, at its sole discretion, to transition Continuing Employees who remain employed by the Company or a Company Subsidiary after the Effective Time into Parent’s or an Affiliate’s benefit plans, programs, agreements and arrangements (the “Parent Benefit Plans”). In such event, such Continuing Employees (who, along with Transferred Employees described in Section 7.17(a)(ii)(A) above, are referred to as “Transitioned Employees”) shall be provided with such benefits as are provided to similarly situated employees of Parent and its Affiliates (other than the Surviving Corporation or any of its Subsidiaries) in lieu of the benefits specified in Section 7.17(a)(i), except that any severance benefits shall be provided in accordance with Section 7.17(b)(ii).

(b)

(i) Parent shall provide or shall cause the Surviving Corporation to provide the severance benefits set forth on Section 7.17(b)(i) of the Company Disclosure Schedule to former employees of the Company listed on such Section 7.17(b)(i) of the Company Disclosure Schedule who as of the Effective Time are entitled to receive such severance benefits.

(ii) During the Continuation Period, Parent shall provide or shall cause the Surviving Corporation to provide Transitioned Employees who experience a termination of employment with severance benefits in accordance with Section 7.17(b)(ii) of the Company Disclosure Schedule.

(c) Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Affiliates in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under the comparable Company Plans immediately prior to the Effective Time, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent. Notwithstanding the foregoing, nothing in this Section 7.17(c) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Subsidiaries generally.

(d) In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, Parent shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans (other than any long-term disability benefit plans) to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(e) Notwithstanding anything in this Section 7.17 to the contrary but consistent with this Section 7.17, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any benefit or compensation plan, program, agreement or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time.

(f) The Company shall amend any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Acceptance Time, to exclude from eligibility to participate for all purposes any “‘Merger and Acquisition’ Employees”(as determined in accordance with the terms of such Company Plans and the provisions of Section 410(b)(6)(C) of the Code) and employees of any entity that has not affirmatively adopted any such Company Plan. The Company shall provide Parent with evidence that such Company Plans have been so amended pursuant to the amendment procedures set forth in such Company Plans, and copies of such amendments and accompanying board resolutions (which shall be subject to review and approval by Parent) shall be provided to Parent not later than the day immediately preceding the Acceptance Time.

(g) The Company shall terminate the ZymoGenetics, Inc. Deferred Compensation Plan (the “DCP”), effective not later than the day immediately preceding the Acceptance Time, in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4)(ix)(B). The Company shall provide Parent with evidence that the DCP has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Acceptance Time.

(h) The parties hereto acknowledge and agree that all provisions contained in this Section 7.17 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee or Transitioned Employee, or any dependent or beneficiary thereof or (ii) to continued employment or any particular term or condition of employment with Parent or any of its Affiliates (including the Surviving Corporation or any Subsidiary of the Surviving Corporation).

Section 7.18 FIRPTA. On the Closing Date, the Company shall provide to Parent a statement certifying that interests in the Company are not “U.S. real property interests,” which statement shall be dated as of the Closing Date, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations sections 1.1445-2(c) and 1.897-2(h), and a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2). Parent shall be authorized to file such notice with the IRS on behalf of the Company following the Closing.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. If approval of this Agreement by the Company Shareholders is required under the WBCA in order to effect the Merger, the Company Shareholder Approval shall have been obtained.

(b) Purchase of Tendered Shares. Merger Sub shall have accepted for payment and paid for the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(c) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Acceptance Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer on or before December 31, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of any covenant or obligation under this Agreement has been a proximate cause of the failure of the Acceptance Time to occur prior to such End Date;

(ii) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer and at the time of such expiration or termination (A) any of the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing or (B) all of the conditions to the Offer set forth on Annex A hereto other than the condition in paragraph (a) of Annex A shall not have occurred or shall have ceased to exist; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose breach of any covenant or obligation under this Agreement has been a proximate cause of (1) the occurrence of any conditions of the Offer set forth in Annex A hereto or (2) the expiration or termination of the Offer without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer;

(c) by the Company if:

(i)(A) Parent or Merger Sub shall have breached in any material respect any of the covenants or agreements made by it in this Agreement, or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), but in either case only to the extent that such breach or inaccuracy would prevent Parent and Merger Sub from accepting for payment or paying for the shares of Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms of this Agreement; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement; or

(ii)(A) the Company Board has concluded that an Acquisition Proposal constitutes a Superior Proposal, (B) the Company has complied in all material respects with Section 7.5, and (C) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant to this Section 9.1(c)(ii) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 9.4(b)(i), and any purported termination pursuant to this Section 9.1(c)(ii) shall be void and of no force or effect if the Company shall not pay the Company Termination Fee in accordance with Section 9.4(b)(i); or

(d) by Parent if:

(i)(A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 7.5) such that the condition set forth in clause (e) on Annex A would have occurred and be continuing or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in clause (d) on Annex A would have occurred and be continuing, and, in the case of either clause (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company within fifteen (15) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement; or

(ii) prior to the Acceptance Time, (A) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation or (B) the Company shall have breached or be deemed to have breached in any material respect its obligations under Section 7.5.

Section 9.2 Termination Before or After the Acceptance Time. Notwithstanding the prior approval of this Agreement by the Company Shareholders in accordance with the WBCA, this Agreement may be terminated and the Offer and the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the Party terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other Parties), by either Parent or the Company if (a) any Order of any Governmental Entity having competent jurisdiction is entered permanently enjoining the Company, Parent or Merger Sub from consummating the Offer or the Merger and such Order has become final and nonappealable, or (b) if there shall be any Law that makes the consummation of the Offer or the Merger illegal or otherwise prohibited (unless the consummation of the Offer or the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 9.2, the terminating Party shall have complied in all material respects with its obligations under Section 7.6(e); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party whose breach of any provision of this Agreement was a proximate cause of the imposition of any such Order or the failure of such Law or Order to be resisted, resolved or lifted, as applicable.

Section 9.3 Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than under Section 9.1(a)) or Section 9.2 shall give prompt written notice of such termination to the other Parties specifying the provision or provisions of Section 9.1 or Section 9.2 pursuant to which such termination is effected.

Section 9.4 Effect of Termination; Termination Fee and Expense Reimbursement.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 9.4, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1 or Section 9.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective directors, managers, officers, equityholders, employees and other Representatives; provided, however, that (i) the provisions of this Section 9.4, Article X and the Confidentiality Agreement and (ii) after the Acceptance Time, the provisions of Section 2.1(e), shall, in each case, remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of its covenants or agreements or willful and material breach of any representation or warranties set forth in this Agreement made by such Party (including the failure by the Company to pay any amounts due pursuant to Section 9.4(b)). Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b) Company Termination Fee.

(i) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay the Company Termination Fee to Parent simultaneously with such termination by wire transfer of same day funds to one or more accounts designated by Parent (or, if such account(s) have not been designated by Parent prior to such termination, promptly, but in any event within two (2) Business Days, following the designation thereof in writing to the Company by Parent).

(ii) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii)(A) (other than as a result of an Intervening Event Change of Recommendation), the Company shall pay the Company Termination Fee to Parent promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent (or, if such account(s) have not been designated by Parent, promptly, but in any event within two (2) Business Days following the designation thereof in writing to the Company by Parent).

(iii) In the event that (A) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.1(b)(ii)(B) (and there has been no Intervening Event Change of Recommendation prior to the expiration date of the Offer) and prior to the time of such termination an Acquisition Proposal shall have been publicly announced, commenced or disclosed and shall not have been irrevocably and in good faith publicly withdrawn, or (2) by Parent pursuant to Section 9.1(d)(i) and prior to the time of such termination an Acquisition Proposal shall have been made known to the Company Board or publicly announced, commenced or disclosed and shall not have been irrevocably and in good faith withdrawn, and (B) at any time after the execution of this Agreement and prior to the date that is twelve (12) months after the termination of this Agreement (the “Follow-On Period”), the Company consummates an Acquisition Proposal or enters into a definitive acquisition agreement related to an Acquisition Proposal with a Third Party that is subsequently (1) consummated at any time (for the avoidance of doubt, including consummation at any time after the Follow-On Period) or (2) terminated and, in connection with such termination, the Company receives a fee and/or expense reimbursement (“Acquisition Proposal Termination Fee”), the Company shall, on the date such Acquisition Proposal is consummated, if at all, or such Acquisition Proposal Termination Fee is received by the Company, if at all, pay (I) in the case of Section 9.4(b)(iii)(B)(1), the Company Termination Fee or (II) in the case of Section 9.4(b)(iii)(B)(2) the lesser of (x) the Company Termination Fee and (y) the Acquisition Proposal Termination Fee, reduced by, in the case of either clause (x) or clause (y), all out-of-pocket reasonable and documented fees and expenses incurred by or on behalf of the Company in connection with the applicable Acquisition Proposal (including any fees and expenses of financial advisors and legal counsel), in either case to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided that, for purposes of this Section 9.4(b)(iii), (x) all percentages in the definition of Acquisition Proposal shall be replaced with 50%, (y) the definition of Acquisition Proposal shall exclude any sale or disposition of assets, exclusive license, collaboration or other co-development, co-promotion, co-marketing or similar transaction solely with respect to RECOTHROM or IL-21 to a Third Party (but not both to the same Third Party or its Affiliates), and (z) the definition of Acquisition Proposal shall be expanded to include any sale, disposition, license or transfer, whether direct or indirect, by the Company or any Company Subsidiary to a Third Party of all or a material portion of the Company’s rights with respect to IFN-lambda.

(iv) In the event that this Agreement is terminated by (i) Parent pursuant to Section 9.1(d)(ii)(A) as a result of an Intervening Event Change of Recommendation pursuant to Section 7.5(d)(ii) or (ii) the Company or Parent pursuant to Section 9.1(b)(ii)(B) and prior to the expiration date of the Offer the Company Board has made an Intervening Event Change of Recommendation pursuant to Section 7.5(d)(ii), then the Company shall, within two (2) Business Days of such termination, pay by wire transfer of same day funds to one or more accounts designated by Parent a termination fee of $57,400,000 (the “Intervening Event Termination Fee”) (or, if such account(s) have not been designated by Parent, promptly, but in any event within two (2) Business Days following the designation thereof in writing to the Company by Parent).

(v) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, both the Company Termination Fee and the Intervening Event Termination Fee, or either the Company Termination Fee or the Intervening Event Termination Fee on more than one (1) occasion.

(c) Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Intervening Event Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, (iii) notwithstanding anything to the contrary in this Agreement, and provided Parent has not (A) notified the Company that Parent is not accepting the Company Termination Fee or Intervening Event Termination Fee, as applicable, which notification shall occur, if at all, within five (5) Business Days following the applicable termination of this Agreement, and (B) refunded such Company Termination Fee or Intervening Event Termination Fee in full to the Company, within five (5) Business Days following payment thereof to Parent, if such Company Termination Fee or Intervening Event Termination Fee has been paid to Parent, and except as set forth in the last sentence of this Section 9.4(c), in the event that any Company Termination Fee or Intervening Event Termination Fee is paid pursuant to Section 9.4(b), Parent’s right to receive payment of the Company Termination Fee or Intervening Event Termination Fee, as applicable, shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise, and (iv) without the agreements contained in this Section 9.4, Parent and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.4(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 9.4(b), the Company shall pay to Parent reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Parent in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 9.5 Extension; Waiver. At any time prior to the Effective Time, subject to Section 2.4(d), the Parties may, to the extent permitted by applicable Law and, subject to Section 9.6, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by the Company Shareholders under the WBCA without the further approval of such shareholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.6 Amendment. Subject to Section 2.4(d), and to the extent permitted by applicable Law, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Shareholder Approval; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Merger Consideration or to Section 7.12, and (b) after the Company Shareholder Approval has been obtained, there shall be no amendment that by Law requires further approval by the Company Shareholders under the WBCA without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article X, the agreements of Parent, Merger Sub and the Company in Article II (The Offer), Article IV (Conversion of Securities; Exchange of Certificates) and Section 7.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

If to Parent or Merger Sub, at:

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Attention:	Senior Vice President, General Counsel
and Corporate Secretary
Facsimile:	(212) 546-9562
E-mail:	sandra.leung@bms.com

with a copy to:

Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, New Jersey 08543

Attention:	Vice President and Assistant General Counsel,
Transactional Practice Group, Corporate Development
Facsimile:	(609) 252-7680
E-mail:	joseph.campisi@bms.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	David Fox
Daniel Wolf
Facsimile:	(212) 446-4900
E-mail:	david.fox@kirkland.com
daniel.wolf@kirkland.com

If to the Company, at:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, Washington 98102

Attention:	Chief Executive Officer
Facsimile:	(206) 442-6793
E-mail:	doug.williams@zgi.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Peter Kerman
Joshua Dubofsky
Facsimile:	(650) 463-2600
E-mail:	peter.kerman@lw.com
josh.dubofsky@lw.com

or, in each case, to such other address as shall be given in writing by any such Person to each of the other Parties in accordance with this Section 10.2.

Section 10.3 Fees and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article IV. The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of any such amounts, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, any such amounts payable in connection therewith. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger are consummated.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Contracts between Parent and the Company in effect on the date hereof pertaining to certain product candidates of Parent or the Company and any other commercial Contracts or Contracts that are not expressly related to the transactions contemplated by this Agreement between Parent or any of its Subsidiaries, on the one hand, and the Company or any Company Subsidiary, on the other hand, shall not be deemed superseded pursuant to the preceding sentence.

Section 10.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement (other than Article III and Article IV and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article III and Article IV and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article III and Article IV and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Article III and Article IV of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article III and Article IV of this Agreement, the negotiation, execution or performance of Article III and Article IV of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be governed by and construed in accordance with the Laws of the State of Washington without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(c) Any Action between the Parties against, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware, or in any direct appellate court therefrom; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the Federal courts of the United States located in the State of Delaware, or in any direct appellate court therefrom. Each of the Parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 10.7. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(d).

Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 7.12 and except for following the Acceptance Time the right of applicable Company Shareholders to receive the Offer Price in accordance with Article II and following the Effective Time the Merger Consideration in accordance with Article IV, in each case subject to the terms and conditions of this Agreement, each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third-party beneficiaries under Section 7.12 shall not arise unless and until the Acceptance Time occurs.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action (including Merger Sub and the Surviving Corporation), such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.14 Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Dr. Jeremy Levin
	Name:	Dr. Jeremy Levin
	Title:	Senior Vice President, Strategy, Alliances and Transactions

ZEUS ACQUISITION CORPORATION

By:	/s/ Dr. Jeremy Levin
	Name:	Dr. Jeremy Levin
	Title:	President

Signature page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZYMOGENETICS, INC.

By:	/s/ Douglas E. Williams, Ph.D.
	Name:	Douglas E. Williams, Ph.D.
	Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of September 7, 2010 (the “Agreement”), by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Zeus Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ZymoGenetics, Inc., a Washington corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return shares of Company Common Stock tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock tendered in the Offer, and (ii) may, subject to the rules and regulations referred to in clause (i) above, delay the acceptance for payment of or the payment for, any shares of Company Common Stock tendered in the Offer, in the event that at the scheduled expiration date of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement, the “Expiration Date”):

(a) The Minimum Condition shall not have been satisfied;

(b) The Required Antitrust Approval pursuant to the HSR Act shall not have been obtained, waived or made, as applicable, and the waiting period required in connection with such Required Antitrust Approval shall not have expired or been terminated;

(c) There shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity (other than the application of the waiting period provisions of the HSR Act or any other Antitrust Law to the Offer or to the Merger) the effect of which is to, or would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit consummation of the Offer or the Merger, (ii) except with respect to Antitrust Laws, restrict, prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (iii) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the shareholders of the Company, or (iv) require divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock;

1

(d)(i) The representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Sections 2.3(a), the first sentence of Section 5.1, Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.3, Section 5.9(b), Section 5.22, Section 5.23 and Section 5.24) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be so true and correct as of such earlier date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 2.3(a), the first sentence of Section 5.1, Section 5.2(c) (excluding the second sentence of Section 5.2(c)), Section 5.2(d), Section 5.3, Section 5.22, Section 5.23 and Section 5.24 shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be so true and correct as of such earlier date) as though made on and as of such date; (iii) the representations and warranties set forth in (A) the second sentence of Section 5.2(a) and Section 5.2(b) shall not be true and correct in all respects subject only to exceptions which, with respect to non-willful inaccuracies in existence as of the date of the Agreement, would not, and would not reasonably be expected to, result in aggregate liability to Parent, Merger Sub or the Company at or after the Acceptance Time to pay additional consideration to holders of Equity Interests in the Offer and in connection with the Merger (taken together) in excess of $5,000,000, (B) Section 5.2(a) (excluding the second sentence of Section 5.2(a)), and the second sentence of Section 5.2(c) shall not be true and correct in all respects subject only to exceptions that are de minimis and (C) Section 5.2(b) shall not be true and correct due to Events arising after the date of the Agreement subject only to exceptions that are de minimis; or (iv) the representations and warranties set forth in Section 5.9(b) shall not be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Agreement;

(e) The Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(f) Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that none of the conditions in paragraphs (d) and (e) of this Annex A shall have occurred and be continuing as of the Expiration Date;

(g) Since the date of the Agreement, there shall have occurred and be continuing a Company Material Adverse Effect;

(h) There shall be instituted or pending immediately prior to the Expiration Date any Action by any Governmental Entity against Parent, Merger Sub or the Company seeking any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above; or

(i) The Agreement shall have been terminated in accordance with its terms.

2

The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

3

EXHIBIT A.1

Form of Articles of Merger for Long-Form Merger

ARTICLES OF MERGER

OF

ZYMOGENETICS, INC.

AND

ZEUS ACQUISITION CORPORATION

Pursuant to RCW 23B.11.050 of the Washington Business Corporation Act, the undersigned corporations hereby adopt the following Articles of Merger.

1. Plan of Merger. The Plan of Merger is attached to these Articles of Merger and is incorporated hereby by reference.

2. Shareholder Approval of Plan of Merger. The Plan of Merger was duly approved by the shareholders of ZymoGenetics, Inc. and Zeus Acquisition Corporation pursuant to RCW 23B.11.030.

DATED this      day of         ,         .

ZymoGenetics, Inc.

By
[Name]
Its [Title]

Zeus Acquisition Corporation

By
[Name]
Its [Title]

EXHIBIT A.2

Form of Articles of Merger for Short-Form Merger

ARTICLES OF MERGER

OF

ZEUS ACQUISITION CORPORATION

AND

ZYMOGENETICS, INC.

Pursuant to RCW 23B.11.050 of the Washington Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Merger.

1. Plan of Merger. The Plan of Merger is attached to these Articles of Merger and is incorporated hereby by reference.

2. Approval of Plan of Merger. Shareholder approval of the Plan of Merger was not required pursuant to RCW 23B.11.040. The Board of Directors of Zeus Acquisition Corporation has approved the Plan of Merger pursuant to RCW 23B.11.040.

DATED this      day of         ,         .

Zeus Acquisition Corporation

By
[Name]
Its [Title]

EXHIBIT B.1

Form of Plan of Merger for Long-Form Merger

PLAN OF MERGER

Between

ZYMOGENETICS, INC.

and

ZEUS ACQUISITION CORPORATION

This Plan of Merger with respect to the merger of ZymoGenetics, Inc., a Washington corporation (the “Company”), and Zeus Acquisition Corporation, a Washington corporation (“Merger Subsidiary”), shall be effective as of the Effective Time (as defined herein).

1. The names of the corporations planning to merge are ZymoGenetics, Inc. and Zeus Acquisition Corporation and the name of the surviving corporation shall be ZymoGenetics, Inc.

2. At the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

3. The Merger shall have the effects set forth in this Plan of Merger and the Merger Agreement (as defined herein) and the applicable provisions of the WBCA, including, without limitation, Section 23B.11.060 of the WBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2010, by and among the Company, Merger Subsidiary, and Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation. The “Effective Time” shall be the time at which the Articles of Merger with respect to the Merger (in the form required by the WBCA in accordance with Section 23B.11.050 of the WBCA) are filed by the Surviving Corporation with the Secretary of State of the State of Washington, or, if a later effective time is provided in the Articles of Merger, such later time.

4. Each share of common stock, without par value, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

5. Each share of common stock, without par value, of the Company (“Company Common Stock”) held by Parent or Merger Subsidiary or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

6. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to the foregoing Section 5, and (ii) any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13 of the WBCA with respect to such shares) shall be converted into the right to receive an amount in cash equal to $9.75, payable to the holder thereof, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (including any book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent only the right to receive the Merger Consideration therefor.

7. At the Effective Time, the Articles of Incorporation of the Company, as the Surviving Corporation, shall be amended and restated in its entirety to read identically to the form attached as Exhibit A hereto. Exhibit A is incorporated herein by this reference.

8. At the Effective Time, the Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “ZymoGenetics, Inc.”

9. Merger Subsidiary’s officers and directors shall continue as the officers and directors, respectively, of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

10. Each of the terms and conditions set forth in the Merger Agreement, including, without limitation, Article II and Article IV thereof, is hereby incorporated herein by reference thereto.

11. The directors of either merging corporation may, in their discretion, abandon the Merger, subject to the rights of third parties, without further action or approval by the shareholders of the corporation, at any time before the Merger has been completed.

10

EXHIBIT B.2

Form of Plan of Merger for Short-Form Merger

PLAN OF MERGER

Between

ZEUS ACQUISITION CORPORATION

and

ZYMOGENETICS, INC.

This Plan of Merger with respect to the merger of Zeus Acquisition Corporation, a Washington corporation (“Merger Subsidiary”), and ZymoGenetics, Inc., a Washington corporation (the “Company”), shall be effective as of the Effective Time (as defined herein).

1. Zeus Acquisition Corporation is a parent corporation and ZymoGenetics, Inc. is its subsidiary corporation.

2. Merger Subsidiary owns at least ninety percent of each class of the outstanding shares of the Company.

3. At the Effective Time, the Company shall be merged with and into Merger Subsidiary (the “Merger”), the separate corporate existence of the Company shall cease and Merger Subsidiary shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

4. The Merger shall have the effects set forth in this Plan of Merger and the Merger Agreement (as defined herein) and the applicable provisions of the WBCA, including, without limitation, Section 23B.11.060 of the WBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2010, by and among the Company, Merger Subsidiary, and Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation. The “Effective Time” shall be the time at which the Articles of Merger with respect to the Merger (in the form required by the WBCA in accordance with Section 23B.11.050 of the WBCA) are filed by the Surviving Corporation with the Secretary of State of the State of Washington, or, if a later effective time is provided in the Articles of Merger, such later time.

5. Each share of common stock, without par value, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as a validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

6. Each share of common stock, without par value, of the Company (“Company Common Stock”) held by Parent or Merger Subsidiary or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

7. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to the foregoing Section 6, and (ii) any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13 of the WBCA with respect to such shares) shall be converted into the right to receive an amount in cash equal to $9.75, payable to the holder thereof, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (including any book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent only the right to receive the Merger Consideration therefor.

8. At the Effective Time, the Articles of Incorporation of Merger Subsidiary, as the Surviving Corporation, shall be amended and restated in its entirety to read identically to the form attached as Exhibit A hereto. Exhibit A is incorporated herein by this reference. The only amendments to the Articles of Incorporation of Merger Subsidiary effected pursuant to such amendment and restatement are amendments of a type enumerated in RCW 23B.10.020.

9. At the Effective Time, the Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “ZymoGenetics, Inc.”

10. Merger Subsidiary’s officers and directors shall continue as the officers and directors, respectively, of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

11. Each of the terms and conditions set forth in the Merger Agreement, including, without limitation, Article II and Article IV thereof, is hereby incorporated herein by reference thereto.

12. The directors of either merging corporation may, in their discretion, abandon the Merger, subject to the rights of third parties, without further action or approval by the shareholders of the corporation, at any time before the Merger has been completed.

13

EXHIBIT C

Form of Articles of Incorporation of Surviving Corporation

ARTICLES OF INCORPORATION

OF

ZYMOGENETICS, INC.

Pursuant to RCW 23B.02.020 of the Washington Business Corporation Act (the “Act”), the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

I.

NAME

The name of this corporation is ZymoGenetics, Inc.

II.

PURPOSE

This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Act.

III.

SHARES

This corporation is authorized to issue ten thousand (10,000) shares of common stock.

IV.

NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

V.

NO CUMULATIVE VOTING

At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

VI.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

VII.

REGISTERED AGENT AND OFFICE

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

Name	Address

VIII.

SHAREHOLDER VOTING REQUIREMENTS

FOR CERTAIN TRANSACTIONS

In order to obtain shareholder approval in connection with the following corporate actions, such actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group: (1) amendment of the Articles of Incorporation; (2) a plan of merger or share exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business; or (4) dissolution of the corporation.

IX.

SHAREHOLDER ACTION ON LESS THAN

UNANIMOUS CONSENT

In any matter requiring shareholder action, the shareholders may act by consent of the shareholders holding of record, or otherwise entitled to vote in the aggregate, the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. At least one (1) day before any action to be taken under this Article IX is effective, notice of such action shall be given to all shareholders who did not join in the consent to such action and who would be entitled to vote on such action or would have received notice of a meeting in which such action would be taken. Provided that, if the action authorizes or approves of a significant business transaction, as defined under RCW 23B.19.020(15), then the notice shall be given to such non-consenting shareholders at least twenty (20) days before the effective date of such authorization or approval. The notice shall be in the form of a record, and shall state the action or actions to be taken by the shareholders. For purposes of these articles, “record” means information inscribed on a tangible medium or contained in an electronic transmission. The notice shall be transmitted in the same manner as all other shareholder notices, as stated in the corporation’s Articles or Bylaws. Notice to shareholders in an electronic transmission is effective only with respect to shareholders that have consented, in the form of a record, to receive electronically transmitted notices under the Act and designated in the consent the address, location, or system to which these notices may be electronically transmitted and with respect to a notice that otherwise complies with any other requirement of the Act and applicable federal law.

X.

LIMITATION OF DIRECTORS’ LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for conduct as a director. Any amendments to or repeal of this Article X shall not adversely affect any right or protection of a director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

XI.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

A. Right to Indemnification. Each person who was, is, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, partner, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, partner, employee or agent or in any other capacity while serving as a director, trustee, officer, partner, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, partner, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section B of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

B. Right of Claimant to Bring Suit. If a claim under Section A of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

C. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

D. Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, partner, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act. The corporation may, without further shareholder action, enter into contracts with any director, trustee, officer, partner, employee or agent of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

E. Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

F. Persons Serving Other Entities. Any person who, while a director, officer or employee of the corporation, is or was serving (a) as a director or officer of another foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) as a trustee, partner or otherwise in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the corporation or a wholly owned subsidiary of the corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of the corporation and entitled to indemnification and advancement of expenses under this Article.

Dated this      day of         , 2010.